Execution Version

Tractor Supply company

$300,000,000

Private Shelf Facility

______________

Note Purchase and Private Shelf Agreement

______________

Dated August 14, 2017

TABLE OF CONTENTS

(Not Part of Agreement)
Page

1.    AUTHORIZATION OF ISSUE OF NOTES    1
1A.    Authorization of Issue of Series A Notes    1
1B.    Authorization of Issue of Shelf Notes    1
2.    PURCHASE AND SALE OF NOTES    2
2A.    Purchase and Sale of Series A Notes    2
2B.    Purchase and Sale of Shelf Notes    2
2B(1).    Facility    3
2B(2).    Issuance Period.    3
2B(3).    Request for Purchase    3
2B(4).    Rate Quotes.    4
2B(5).    Acceptance    4
2B(6).    Market Disruption    4
2B(7).    Facility Closings    5
2B(8).    Fees    5
2B(8)(i).    Facility Fee    6
2B(8)(ii).    Delayed Delivery Fee    6
2B(8)(iii).    Cancellation Fee    6
3.    CONDITIONS OF CLOSING.    7
3A.    Closing Documents.    7
3B.    Opinion of Purchaser's Special Counsel.    8
3C.    Representations and Warranties; No Default.    8
3D.    Purchase Permitted by Applicable Laws.    9
3E.    Payment of Fees.    9
3F.    Payment Instructions    9
3G.    Sale to Other Purchasers    9
3H.    Private Placement Number    9
4.    PREPAYMENTS    9
4A.    No Required Prepayments of Series A Notes.    9
4B.    Required Prepayments of Shelf Notes.    10
4C.    Optional Prepayment With Make Whole Amount    10
4D.    Notice of Optional Prepayment    10
4E.    Application of Prepayments    10
4F.    No Acquisition of Notes    10
4G.    Offer to Prepay Notes in the Event of a Change in Control    11

5.    AFFIRMATIVE COVENANTS.    12
5A.    Financial Statements.    12
5B.    Preservation of Existence and Franchises    15
5C.    Books and Records    15
5D.    Compliance with Law    15
5E.    Payment of Taxes and Other Indebtedness    15
5F.    Insurance.    16
5G.    Maintenance of Property.    16
5H.    Performance of Obligations    16
5I.    Use of Proceeds.    16
5J.     Audits/Inspections    16
5K.    Financial Covenants    17
5L.    Additional Guarantors    17
5M.    Environmental Laws.    17
5N.    Compliance with Anti-Corruption Laws and Sanctions    18
5O.    Information Required by Rule 144A.    18
6.    COVENANTS.    18
6A.     Indebtedness    18
6B.    Liens    19
6C.    Nature of Business    19
6D.    Consolidation, Merger, Dissolution, etc.    19
6E.    Asset Dispositions    20
6F.    Investments    20
6G.    Restricted Payments    20
6H.    Prepayments of Indebtedness, etc    21
6I.    Transactions with Affiliates.    21
6J.    Fiscal Year; Organizational Documents.    21
6K.    Limitation on Restricted Actions.    21
6L.    Ownership of Subsidiaries.    22
6M.    Sale Leasebacks.    22
6N.    No Further Negative Pledges.    22
6O.    Anti-Corruption Laws and Sanctions.    23
6P.    Terrorism Sanctions Regulations    23
6Q.    Most Favored Lender Status    23
7.    EVENTS OF DEFAULT    24
7A.    Acceleration.    24
7B.    Rescission of Acceleration    27
7C.    Notice of Acceleration or Rescission.    27
7D.    Other Remedies    27

8.    REPRESENTATIONS, COVENANTS AND WARRANTIES    28
8A.    Financial Condition.    28
8B.    No Material Change    28
8C.    Organization and Good Standing    28
8D.    Power; Authorization; Enforceable Obligations    28
8E.    No Conflicts    29
8F.    Ownership    29
8G.    Reserved    29
8H.    Litigation    29
8I.    Taxes    30
8J.    Compliance with Law    30
8K.    ERISA    30
8L.    Subsidiaries    31
8M.    Governmental Regulations, Etc    32
8N.    Purpose of Notes    32
8O.    Environmental Matters    33
8P.    Intellectual Property    34
8Q.    Solvency    34
8R.    Investments    34
8S.    Disclosure    34
8T.    No Burdensome Restrictions    34
8U.    Brokers’ Fees    34
8V.    Labor Matters    35
8W.    Offering of Notes    35
8X.    Foreign Assets Control Regulations, Etc    35
8Y.    Rule 144A    37
9.    REPRESENTATIONS OF THE PURCHASERS    37
9A.    Nature of Purchase.    37
9B.    Source of Funds    37
9C.    Independent Investigation    39
10.    DEFINITIONS; ACCOUNTING MATTERS    39
10A.    Yield-Maintenance Terms    39
10B.    Other Terms    40
10C.    Accounting Principles, Terms and Determinations    62
11.    MISCELLANEOUS    62
11A.    Note Payments    63
11B.    Expenses; Indemnification    63
11C.    Consent to Amendments.    64
11D.    Form, Registration, Transfer and Exchange of Notes; Lost Notes.    65

11E.    Persons Deemed Owners; Participations    66
11F.    Survival of Representations and Warranties; Entire Agreement    66
11G.    Successors and Assigns    66
11H.    Independence of Covenants    66
11I.    Notices.    67
11J.    Payments Due on Non-Business Days    67
11K.    Severability    67
11L.    Descriptive Headings    68
11M.    Satisfaction Requirement    68
11N.    Governing Law    68
11O.    Consent to Jurisdiction; Waiver or Immunities    68
11P.    WAIVER OF JURY TRIAL    68
11Q.    Severalty of Obligations    69
11R.    Counterparts    69
11S.    Binding Agreement    69
11T.    Directly or Indirectly    69
11U.    Transaction References.    70
11V.    Confidential Information    70

PURCHASER SCHEDULE

SCHEDULE 6A - PERMITTED INDEBTEDNESS
SCHEDULE 6I - TRANSACTIONS WITH AFFILIATES
SCHEDULE 8L - SUBSIDIARIES
SCHEDULE 8V - LABOR MATTERS
SCHEDULE 10B - EXISTING LIENS

EXHIBIT A-1 - FORM OF SERIES A NOTE
EXHIBIT A-2 - FORM OF SHELF NOTE
EXHIBIT B - FORM OF FUNDS DELIVERY INSTRUCTION LETTER
EXHIBIT C - FORM OF REQUEST FOR PURCHASE
EXHIBIT D - FORM OF CONFIRMATION OF ACCEPTANCE
EXHIBIT E - FORM OF OPINION OF COUNSEL
EXHIBIT 5A(iii) - FORM OF COMPLIANCE CERTIFICATE
EXHIBIT 5L - FORM OF GUARANTOR JOINDER AGREEMENT

Tractor Supply company
5401 Virginia Way
Brentwood, Tennessee 37027

As of August 14, 2017

PGIM, Inc. (“Prudential”)
The Prudential Insurance Company
of America (“PICA”)
Farmers Insurance Exchange (“Farmers”)
Mid Century Insurance Company (“Mid Century”)
Pensionskasse Des Bundes Publica (“Pensionskasse”)
Prudential Annuities Life Assurance
Corporation (“PALAC”)
The Gibraltar Life Insurance Co., Ltd. (“Gibraltar”)
William Penn Life Insurance Company of
New York (“William Penn”)
Zurich American Insurance Company (“Zurich”)
Each Prudential Affiliate (as hereinafter
defined) which becomes bound by certain
provisions of this Agreement as hereinafter
provided (together with PICA, Farmers,
Mid Century, Pensionskasse, PALAC, Gibraltar,
William Penn and Zurich, the “Purchasers”)

c/o Prudential Capital Group
1075 Peachtree St., Suite 3600
Atlanta, Georgia 30309

Ladies and Gentlemen:

The undersigned, Tractor Supply Company (herein called the “Company”), hereby agrees with you as follows:

1.    AUTHORIZATION OF ISSUE OF NOTES

1A.    Authorization of Issue of Series A Notes. The Company will authorize the issue of its senior guaranteed promissory notes (the “Series A Notes”) in the aggregate principal amount of $150,000,000, to be dated the date of issue thereof, to mature August 14, 2029, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 3.70% per annum, but at the Default Rate if an Event of Default has occurred and is continuing and at the Default Rate on any overdue Make Whole Amount and interest, and to be substantially in the form of Exhibit A-1 attached hereto. The terms “Series A Note” and “Series A Notes” as used herein shall include each Series A Note delivered pursuant to any provision of this Agreement and each Series A Note delivered in substitution or exchange for any such Series A Note pursuant to any such provision. Capitalized terms used herein have the meanings specified in paragraph 10.

1B.    Authorization of Issue of Shelf Notes. The Company will authorize the issue of its additional senior promissory notes (the “Shelf Notes”) in the aggregate principal amount of $150,000,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 12 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 12 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to paragraph 2B(5), but with interest at the Default Rate if an Event of Default has occurred and is continuing and at the Default Rate on any overdue Make Whole Amount and interest, and to be substantially in the form of Exhibit A-2 attached hereto. The terms “Shelf Note” and “Shelf Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision. The terms “Note” and “Notes” as used herein shall include each Series A Note and each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note's ultimate predecessor Note was issued), are herein called a “Series” of Notes.

2.	PURCHASE AND SALE OF NOTES.

2A.    Purchase and Sale of Series A Notes. The Company hereby agrees to sell to Prudential and the other Purchasers identified in the Purchaser Schedules attached hereto on the date of this Agreement (the “Series A Purchasers”) and, subject to the terms and conditions herein set forth, each Series A Purchaser agrees to purchase from the Company the aggregate principal amount of Series A Notes set forth opposite its name on the Purchaser Schedule attached hereto at 100% of such aggregate principal amount. On August 14, 2017 or any other date prior to August 14, 2017 upon which the Company and the Series A Purchasers may agree (herein called the “Series A Closing Day”), the Company will deliver to each Series A Purchaser at the offices of King & Spalding, 1185 Avenue of the Americas, New York, NY 10036-2601, one or more Series A Notes registered in its name, evidencing the aggregate principal amount of Series A Notes to be purchased by each Series A Purchaser and in the denomination or denominations specified with respect to each Series A Purchaser in the Purchaser Schedule attached hereto, against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company's account #400-0032235 at Wells Fargo Bank, San Francisco, CA, as identified in a written instruction of the Company, in the form of Exhibit B attached hereto, delivered to each Series A Purchaser before the Series A Closing Day.

2B.    Purchase and Sale of Shelf Notes.
2B(1).    Facility. Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential and Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”.  The “Available Facility Amount” at any time shall mean (i) $150,000,000 minus (ii) the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus (iii) the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder and for which closing has not been cancelled prior to such time. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE

SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

2B(2).    Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement and (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day). The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

2B(3).    Request for Purchase. The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”). Each Request for Purchase shall be made to Prudential by telecopier, electronic mail or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $25,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities, principal prepayment dates and amounts and interest payment periods (quarterly or semi-annually in arrears) of the Shelf Notes covered thereby, (iii) specify the use of proceeds of such Shelf Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 25 days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (vi) certify that the representations and warranties contained in paragraph 8 are true on and as of the date of such Request for Purchase (except for those which expressly relate to an earlier date, in which case such representations and warranties shall have been true on and as of such earlier date) after giving effect to any Updated Schedules and that there exists on the date of such Request for Purchase no Event of Default or Default, (vii) specify the Designated Spread for such Shelf Notes and (viii) be substantially in the form of Exhibit C attached hereto. Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.

2B(4).    Rate Quotes. Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to paragraph 2B(3), Prudential may, but shall be under no obligation to, provide to the Company by telephone, electronic mail or telecopier, in each case between 9:30 A.M. and 1:30 P.M. New York City time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules, and interest payment periods of Shelf Notes specified in such Request for Purchase. Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which Prudential or a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

2B(5).    Acceptance. Within 30 minutes after Prudential shall have provided any interest rate quotes pursuant to paragraph 2B(4) or such shorter period as Prudential may specify to the Company (such period herein called the “Acceptance Window”), the Company may, subject to paragraph 2B(6), elect to accept such interest rate quotes as to not less than $25,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase. Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone, electronic mail or telecopier within the Acceptance Window that the Company elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being herein called an “Accepted Note”) as to which such acceptance (herein called an “Acceptance”) relates. The day the Company notifies an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. Subject to paragraph 2B(6) and the other terms and conditions hereof, the Company agrees to sell to Prudential or a Prudential Affiliate, and Prudential agrees to purchase, or to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit D attached hereto (herein called a “Confirmation of Acceptance”). If the Company should fail to execute and return to Prudential within three Business Days following receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential may at its election at any time prior to its receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

2B(6).    Market Disruption. Notwithstanding the provisions of paragraph 2B(5), if Prudential shall have provided interest rate quotes pursuant to paragraph 2B(4) and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with paragraph 2B(5) the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this paragraph 2B(6) are applicable with respect to such Acceptance.

2B(7).    Facility Closings. Not later than 11:30 A.M. (New York City time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of the King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser's name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company's account specified in the Request for Purchase of such Notes. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this paragraph 2B(7), or any of the conditions specified in paragraph 3 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in paragraph 3 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with paragraph 2B(8)(ii) or (ii) such closing is to be canceled. In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may elect to reschedule a closing with respect to any given Accepted Notes on not more than one occasion, unless Prudential shall have otherwise consented in writing.

2B(8).    Fees.

2B(8)(i).    Structuring Fee. At the time of the execution and delivery of this Agreement by the Company and Prudential, the Company will pay to Prudential in immediately available funds a fee (herein called the “Structuring Fee”) in the amount of $75,000.

2B(8)(ii).    Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company will pay to Prudential, for itself or the account of the holders of Notes being purchased, (a) on the Cancellation Date or actual closing date of such purchase and sale and (b) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Note and on each Business Day following 90 days after the prior payment hereunder, a fee (herein called the “Delayed Delivery Fee”) calculated as follows:

(BEY - MMY) X DTS/360 X PA

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note (expressed as a fraction rounded to the second decimal place); “MMY” means Money Market Yield, i.e., the yield (expressed as a fraction rounded to the second decimal place) per annum on a commercial paper investment of the highest quality selected by Prudential on the date Prudential receives notice of the delay in the closing for such Accepted Note having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day with respect to such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent delayed delivery fee payment with respect to such Accepted Note) to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2B(7).

2B(8)(iii).    Cancellation Fee. If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of paragraph 2B(5) or the penultimate sentence of paragraph 2B(7) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay to the Purchasers which have agreed to purchase such Accepted Notes in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:

PI X PA

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning ascribed to it in paragraph 2B(8)(ii). The foregoing bid and ask prices shall be as reported by Telerate Systems, Inc. (or, if such data for any reason ceases to be available through Telerate Systems, Inc., any publicly available source of similar market data). Each price shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero.

3.    CONDITIONS OF CLOSING. The obligation of any Purchaser to purchase and pay for any Notes is subject to the satisfaction, on or before the Closing Day for such Notes, of the following conditions:

3A.    Closing Documents. Such Purchaser shall have received the following, each dated the date of the applicable Closing Day:

(i)    The Note(s) to be purchased by such Purchaser.

(ii)    A fully executed and delivered guaranty agreement or a reaffirmation of a previously executed guaranty agreement, each in a form acceptable to the Purchasers, executed by each Subsidiary of the Company that is a “Guarantor” under the Existing Credit Agreement (the “Guaranty”).

(iii)    A favorable opinion of Bass, Berry & Sims, PLC, special counsel to the Company and all Guarantors (and/or such other or additional counsel designated by the Company and all Guarantors and reasonably acceptable to each Purchaser) in form and substance reasonably satisfactory to each Purchaser and covering the opinions described in Exhibit E attached hereto. The Company hereby directs each such counsel to deliver such opinion, agrees that the issuance and sale of any Notes will constitute a reconfirmation of such direction, and understands and agrees that each Purchaser will and hereby is authorized to rely on such opinion.

(iv)    The Articles/Certificate of Incorporation, Formation or Limited Partnership, as applicable, of the Company and each Guarantor, each certified as of a recent date by the Secretary of State of the state of their respective incorporation or formation, as applicable.

(v)    The Bylaws, Operating/Limited Liability Company Agreement or Limited Partnership Agreement, as applicable, of the Company and each Guarantor, each certified by the respective Secretary of the Company and each Guarantor (or a certification by an Authorized Officer that such documentation most recently delivered to the Purchasers have not been amended).

(vi)    An incumbency certificate signed by the Secretary or an Assistant Secretary and one other officer (who is not signing any other document or agreement in connection herewith) of each of the Company and Guarantors certifying as to the names, titles and true signatures of the officers of the Company or the Guarantors authorized to sign this Agreement, the Notes, the Guaranty and the other documents to be delivered hereunder.

(vii)    A certificate of the Secretary of the Company and the Guarantors (A) attaching resolutions of the Board of Directors, members, managers or partners, as applicable, of the Company and the Guarantors evidencing approval of the transactions contemplated by this Agreement and the Guaranty and the issuance of the Notes and the Guaranty and the execution, delivery and performance thereof, and authorizing certain officers to execute and deliver the same, and certifying that such resolutions were duly and validly adopted and have not since been amended, revoked or rescinded, and (B) certifying that no dissolution or liquidation proceedings as to the Company, each Guarantor or any Subsidiary have been commenced or are contemplated.

(viii)    An Officer's Certificate certifying as to the matters set forth in Paragraph 3C below.

(ix)    Corporate and tax good standing certificates as to each of the Company and the Guarantors from the jurisdictions in which it is organized or incorporated and each other jurisdiction where a failure to be qualified could reasonably be expected to have a Material Adverse Effect.

(x)    Such additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.

3B.    Opinion of Purchaser's Special Counsel. Such Purchaser shall have received from King & Spalding, LLP or such other counsel who is acting as special counsel for it in connection with this transac-tion, a favorable opinion satisfac-tory to such Purchaser as to such matters incident to the matters herein contemplated as it may reasonably request.

3C.    Representations and Warranties; No Default. The representations and warranties contained in paragraph 8 shall be true on and as of such Closing Day, except to the extent of changes caused by the transactions herein contemplated (and except for those which expressly relate to an earlier date, in which case such representations and warranties shall have been true on and as of such earlier date), after giving effect to any Updated Schedules; there shall exist on such Closing Day no Event of Default or Default.

3D.    Purchase Permitted by Applicable Laws. The purchase of and payment for the Notes to be purchased by such Purchaser on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any material tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition.

3E.    Payment of Fees and Expenses. The Company shall have paid to Prudential any fees due it pursuant to or in connection with this Agreement, including any Structuring Fee due pursuant to paragraph 2B(8)(i) and any Delayed Delivery Fee due pursuant to paragraph 2B(8)(ii). In addition, the Company shall have paid on or before the Closing Day all reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in paragraph 3B to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing Day.

3F.    Payment Instructions. Each Purchaser shall have received the letter described in paragraph 2 on the letterhead of the Company at least 48 hours prior to the Series A Closing Day, including name and telephone number of the appropriate contact at the applicable depository institution for confirming bank account information.

3G.    Sale to Other Purchasers. The Company shall be selling simultaneously all Notes to be purchased by the Purchasers at the closing for payment in full therefor.

3H.    Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes to be purchased.

4.    PREPAYMENTS.    The Series A Notes and any Shelf Notes shall be subject to required prepayment as and to the extent provided in paragraphs 4A and 4B, respectively. The Series A Notes and any Shelf Notes shall also be subject to prepayment under the circumstances set forth in paragraph 4C. Any prepayment made by the Company pursuant to any other provision of this paragraph 4 shall not reduce or otherwise affect its obligation to make any required prepayment as specified in paragraph 4A or 4B.

4A.    No Required Prepayments of Series A Notes. The Series A Notes shall not be subject to required prepayment.

4B.    Required Prepayments of Shelf Notes. Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series.

    4C.    Optional Prepayment With Make Whole Amount. The Notes of each Series shall be subject to prepayment, in whole at any time or from time to time in part (in a minimum amount of $1,000,000 and integral multiples thereof), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Make Whole Amount, if any, with respect to each such Note. Any partial prepayment of a Series of the Notes pursuant to this paragraph 4C shall be applied in satisfaction of required payments of principal on a pro rata basis.

4D.    Notice of Optional Prepayment. The Company shall give the holder of each Note of a Series irrevocable written notice of any prepayment pursuant to paragraph 4C not less than 5 Business Days prior to the prepayment date, specifying such prepayment date, the aggregate principal amount of the Notes of such Series to be prepaid on such date, the principal amount of the Notes of such Series held by such holder to be prepaid on such date and that such prepayment is to be made pursuant to paragraph 4C. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Make Whole Amount, if any, with respect thereto, shall become due and payable on such prepayment date.

4E.    Application of Prepayments.
In the case of each prepayment of less than the entire unpaid principal amount of all outstanding Notes of any Series pursuant to paragraphs 4A, 4B or 4C, the amount to be prepaid shall be applied pro rata to all outstanding Notes of such Series (including, for the purpose of this paragraph 4E only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A, 4B or 4C) according to the respective unpaid principal amounts thereof.

4F.    No Acquisition of Notes. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraphs 4A, 4B or 4C or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes of a Series held by any holder unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes of such Series held by each other holder of Notes of such Series at the time outstanding upon the same terms and conditions. Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement.

4G.    Offer to Prepay Notes in the Event of a Change of Control.

(i)    Notice of Change of Control. The Company will, promptly after any Responsible Officer has knowledge of the occurrence of any Change of Control, give written notice of such Change of Control to each holder of Notes. If a Change of Control has occurred, such notice shall contain and constitute an offer to prepay the Notes as described in clause (iii) of this paragraph 4G and shall be accompanied by the certificate described in clause (vi) hereof.

(ii)    [Reserved.]

(iii)    Offer to Prepay Notes. The offer to prepay Notes contemplated by the foregoing clause (i) shall be an offer to prepay, in accordance with and subject to this paragraph 4G, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). Such Proposed Prepayment Date shall be the earlier of the date that all Indebtedness under the Principal Credit Facility is repaid in full as a result of such Change of Control and a date no later than three Business Days after such Change of Control.

(iv)    Acceptance. A holder of Notes may accept the offer to prepay made pursuant to this paragraph 4G by causing a notice of such acceptance to be delivered to the Company on or before the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this paragraph 4G on or before such date shall be deemed to constitute an acceptance of such offer by such holder.

(v)    Prepayment. Prepayment of the Notes to be prepaid pursuant to this paragraph 4G shall be at 100% of the principal amount of such Notes, together with interest accrued to the date of prepayment and the Make Whole Amount, if any, with respect to each such Note. The prepayment shall be made on the Proposed Prepayment Date.

(vi)    Officer's Certificate. Each offer to prepay the Notes pursuant to this paragraph 4G shall be accompanied by a certificate, executed by a Responsible Officer of the Company and dated the date of such offer, specifying: (a) the Proposed Prepayment Date; (b) that such offer is made pursuant to this paragraph 4G; (c) the principal amount of each Note offered to be prepaid; (d) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (e) that the conditions of this paragraph 4G have been fulfilled; and (f) in reasonable detail, the nature and date of the Change of Control.

5.    AFFIRMATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note or any amount owing under this Agreement is outstanding and unpaid, the Company covenants as follows:
5A.    Financial Statements..

The Credit Parties will furnish, or cause to be furnished, to each holder of the Notes:
(i)    Annual Financial Statements. As soon as available, and in any event within 90 days after the close of each fiscal year of the Consolidated Parties, the consolidated and consolidating balance sheet and income statement of the Consolidated Parties, as of the end of such fiscal year, together with related consolidated and consolidating statements of operations and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated and consolidating figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Required Holders and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any manner.

(ii)    Quarterly Financial Statements. As soon as available, and in any event within 45 days after the close of each fiscal quarter of the Consolidated Parties (other than the fourth fiscal quarter, in which case 90 days after the end thereof) a consolidated and consolidating balance sheet and income statement of the Consolidated Parties, as of the end of such fiscal quarter, together with related consolidated and consolidating statements of operations and retained earnings and of cash flows for such fiscal quarter, in each case setting forth in comparative form consolidated and consolidating figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Required Holders, and accompanied by a certificate of the chief financial officer of the Company to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Consolidated Parties and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.
(iii)    Compliance Certificate. At the time of delivery of the financial statements provided for in paragraphs 5A(i) and 5A(ii) above, a certificate of the chief financial officer, president, treasurer or controller of the Company substantially in the form of Exhibit 5A(iii), (a) demonstrating compliance with the financial covenants contained in paragraph 5K by calculation thereof as of the end of each such fiscal period and (b) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Credit Parties propose to take with respect thereto (which delivery may, unless any holder of the Notes requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes).
(iv)    [Reserved].
(v)    Auditor’s Reports. Promptly upon receipt thereof, a copy of any other report or “management letter” submitted by independent accountants to any Consolidated Party in connection with any annual, interim or special audit of the books of such Person.
(vi)    Reports. Promptly upon transmission or receipt thereof, (a) copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as any Consolidated Party shall send to its shareholders or to a holder of any Indebtedness owed by any Consolidated Party in its capacity as such a holder and (b) upon the request of the Required Holders, all material reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.
(vii)    Notices. Upon obtaining knowledge thereof, the Credit Parties will give written notice to the holders of the Notes immediately of (a) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Credit Parties propose to take with respect thereto, and (b) the occurrence of any of the following with respect to any Consolidated Party (x) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Person which if adversely determined is likely to have a Material Adverse Effect, (y) the institution of any proceedings against such Person with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, including but not limited to, Environmental Laws, the violation of which could reasonably be expected to have a Material Adverse Effect, or (z) any notice or determination concerning the imposition of any withdrawal liability by a Multiemployer Plan against such Person or any ERISA Affiliate, the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA or the termination of any Plan and in each case, the liability of which could reasonably be expected to have a Material Adverse Effect.
(viii)    ERISA. Upon obtaining knowledge thereof, the Credit Parties will give written notice to the holders of the Notes promptly (and in any event within five business days) of: (a) of any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, an ERISA Event; (b) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Credit Parties or any ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (c) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which any Consolidated Party or any ERISA Affiliate is required to contribute to each Single Employer Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (d) any change in the funding status of any Single Employer Plan that reasonably could be expected to have a Material Adverse Effect, together with a description of any such event or condition or a copy of any such notice and a statement by the chief financial officer of the Company briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Credit Parties with respect thereto. Promptly upon request, the Credit Parties shall furnish the holders of the Notes and the Purchasers with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).
(ix)    Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of any Consolidated Party as the Required Holders may reasonably request.
Documents required to be delivered pursuant to paragraphs 5A(i), 5A(ii) and 5A(vi)(a) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each holder of Notes have access; provided that: (i) the Company shall deliver paper copies of such documents to any holder of Notes upon its request to the Company to deliver such paper copies until a written request to cease delivering paper copies is given by such holder of Notes, (ii) the Company shall notify each holder of the Notes (by facsimile or electronic mail) of the posting of any such documents and provide to the holders of the Notes by electronic mail electronic versions (i.e., soft copies) of such documents; and (iii) any confidentiality provisions governing any such electronic posting shall be superseded by the terms of paragraph 11V. No holder of Notes shall have any obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a holder of the Notes for delivery, and each holder of the Notes shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
5B.    Preservation of Existence and Franchises.
Each Credit Party will, and will cause each of its Subsidiaries to, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

5C.    Books and Records.
Each Credit Party will, and will cause each of its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).
5D.    Compliance with Law.
Each Credit Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its Property if noncompliance with any such law, rule, regulation, order or restriction could reasonably be expected to have a Material Adverse Effect.
5E.    Payment of Taxes and Other Indebtedness.
Each Credit Party will, and will cause each of its Subsidiaries to, pay and discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) except as prohibited hereunder, all of its other Indebtedness as it shall become due; provided, however, that no Consolidated Party shall be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment could reasonably be expected to have a Material Adverse Effect.
5F.    Insurance.
Each Credit Party will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance, which may include self-insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

5G.    Maintenance of Property.
Each Credit Party will, and will cause each of its Subsidiaries to, maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses except where failure to do so could not reasonably be expected to have a Material Adverse Effect.
5H.    Performance of Obligations.
Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, each Credit Party will, and will cause each of its Subsidiaries to, perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound.

5I.    Use of Proceeds.
The Company will use the proceeds of the Notes solely for the purposes set forth in paragraph 8N.
5J.     Audits/Inspections.
Upon reasonable notice and during normal business hours, each Credit Party will, and will cause each of its Subsidiaries to, permit representatives appointed by the Required Holders, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect its property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Significant Holders or their representatives to investigate and verify the accuracy of information provided to the Purchasers and to discuss all such matters with the officers, employees and representatives of such Person; provided that absent the existence and continuation of an Event of Default, (a) holders of the Notes shall not exercise such rights granted herein more often than two (2) times during any calendar year and (b) one (1) such time shall be at the Company’s expense.
5K.    Financial Covenants.
(i)    Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, as of the last day of each fiscal quarter of the Company, shall be greater than or equal to 2.00 to 1.0.
(ii)    Leverage Ratio. The Leverage Ratio, as of the last day of each fiscal quarter of the Company, shall be less than or equal to 4.00 to 1.0.
5L.    Additional Guarantors.
As soon as practicable and in any event within 30 days (i) after any Person becomes a Subsidiary of any Credit Party, the Company shall provide the holders of the Notes with written notice thereof setting forth information in reasonable detail describing all of the assets of such Person and shall if such Person is a Domestic Subsidiary of a Credit Party and is a Material Subsidiary, cause such Person to execute a Guarantor Joinder Agreement in substantially the same form as Exhibit 5L and (ii) after any Person guarantees any Indebtedness arising under or pursuant to any Material Credit Facility, the Company shall cause such Person to enter into a guaranty agreement in a form reasonably acceptable to the Required Holders, and cause such Person to deliver such other documentation as the Required Holders may reasonably request in connection with the foregoing in clauses (i) and (ii) of this paragraph 5L, including, without limitation, certified resolutions and other organizational and authorizing documents of such Person, and favorable opinions of counsel to such Person all in form, content and scope reasonably satisfactory to the Required Holders.
5M.    Environmental Laws.
(i)    The Consolidated Parties shall comply in all material respects with, and take reasonable actions to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and take reasonable actions to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so with respect to any of the foregoing would not reasonably be expected to have a Material Adverse Effect;
(ii)    The Consolidated Parties shall conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the failure to do or the pendency of such proceedings would not reasonably be expected to have a Material Adverse Effect; and
(iii)    The Consolidated Parties shall defend, indemnify and hold harmless each holder of the Notes and the Purchasers, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Company or any of its Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Notes and all other amounts payable hereunder.
5N.    Compliance with Anti-Corruption Laws and Sanctions.
The Company will maintain in effect and enforce policies and procedures designed to promote and to achieve compliance by the Company, its Subsidiaries and their respective directors, officers and employees (a) in all material respects with Anti-Corruption Laws and (b) with applicable Sanctions.
5O.    Information Required by Rule 144A. The Company will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 5O, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

6.    NEGATIVE COVENANTS. During the Issuance Period and so long thereafter as any Note or any amount owing under this Agreement is outstanding and unpaid, the Company covenants as follows:
6A.    Indebtedness.

The Credit Parties will not permit any of their Subsidiaries to contract, create, incur, assume or permit to exist any Indebtedness, except:
(i)    Indebtedness arising under this Agreement, the Notes and the other Note Documents;
(ii)    purchase money Indebtedness (including obligations in respect of Capital Leases) hereafter incurred to finance the purchase of fixed assets provided that (i) the total of all such Indebtedness, together with all such Indebtedness of the Company secured by Liens permitted by clause (vi) of the definition of “Permitted Liens”, shall not exceed an aggregate principal amount of $100,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(iii)    Indebtedness set forth in Schedule 6A and any renewals, refinancings, extensions or replacements thereof (without increasing the amount thereof);
(iv)    obligations in respect of Hedging Agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes;
(v)    intercompany Indebtedness arising out of loans, advances and Guaranty Obligations permitted under paragraph 6F;
(vi)    other Indebtedness, provided that the aggregate outstanding principal amount of such Indebtedness at the time incurred shall not exceed the difference between (a) 15% of Consolidated Tangible Assets minus (b) the aggregate outstanding principal amount of Indebtedness of the Company secured by Liens permitted by clause (xix) of the definition of Permitted Liens;
(vii)    Permitted Government Revenue Bond Indebtedness; and
(viii)    Indebtedness in respect of Sale and Leaseback Transactions permitted by paragraph 6M.
6B.    Liens.

The Credit Parties will not permit any Consolidated Party to contract, create, incur, assume or permit to exist any Lien with respect to any of its Property, whether now owned or after acquired, except for Permitted Liens.
6C.    Nature of Business.
The Credit Parties will not permit the Consolidated Parties taken as a whole to substantively alter the character or conduct of the business conducted by such Person as of the date of this Agreement.
6D.    Consolidation, Merger, Dissolution, etc.
The Credit Parties will not permit any Consolidated Party to enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that, notwithstanding the foregoing provisions of this paragraph 6D, (a) the Company may merge or consolidate with any of its Subsidiaries provided that (i) the Company shall be the continuing or surviving corporation and (ii) after giving effect to such transaction, no Default or Event of Default exists, (b) any Credit Party other than the Company may merge or consolidate with any other Credit Party other than the Company provided that after giving effect to such transaction, no Default or Event of Default exists, (c) any Consolidated Party which is not a Credit Party may be merged or consolidated with or into any Credit Party provided that (i) such Credit Party shall be the continuing or surviving corporation and (ii) after giving effect to such transaction, no Default or Event of Default exists, and (d) any Consolidated Party which is not a Credit Party may be merged or consolidated with or into any other Consolidated Party which is not a Credit Party provided that, after giving effect to such transaction, no Default or Event of Default exists.
6E.    Asset Dispositions. The Credit Parties will not permit any Consolidated Party to sell, lease, transfer or otherwise dispose of any Property other than (a) the sale of inventory in the ordinary course of business for fair consideration, (b) the sale or disposition of machinery and equipment no longer used or useful in the conduct of such Person’s business, (c) the sale, lease, transfer or other disposition of Property to any Credit Party in the ordinary course of business, (d) dispositions of assets to a Governmental Authority in connection with the granting of state or local tax or economic development incentives where the Company or a Subsidiary retains a leasehold interest in such property; provided, that (i) the use of such assets by the Company or any of its Subsidiaries is not materially limited or restricted thereby and (ii) the Company or a Subsidiary has the right to reacquire such assets for nominal consideration, which shall include cancellation by the Company or any Subsidiary of any bond held by the Company or such Subsidiary related to Permitted Government Revenue Bond Indebtedness, (e) dispositions of unwanted assets that were acquired in connection with an acquisition constituting a Permitted Investment; provided, that such disposition (i) is completed on fair and reasonable terms no less favorable to the Company or a Subsidiary than the Company or such Subsidiary would obtain in a comparable arms-length transaction and (ii) occurs within a reasonable period of time after completion of such acquisition and (f) other sales of assets of the Consolidated Parties (including pursuant to Sale and Leaseback Transactions) having a net book value not to exceed (i) $200,000,000 in the aggregate at any time prior to the third anniversary of this Agreement and (ii) $500,000,000 in the aggregate during the term of this Agreement.
6F.    Investments.
The Credit Parties will not permit any Consolidated Party to make Investments in or to any Person, except for Permitted Investments.
6G.    Restricted Payments.
The Credit Parties will not permit any Consolidated Party to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of Capital Stock of such Person, (b) to make dividends or other distributions payable to the Company (directly or indirectly through Subsidiaries) and (c) to make other Restricted Payments, so long as (i) the Leverage Ratio is less than 3.5 to 1.0 after giving effect to such Restricted Payment on a pro forma basis and (ii) no Default or Event of Default shall exist immediately prior to or after giving effect to such Restricted Payment.
6H.    Prepayments of Indebtedness, etc.
If any Default or Event of Default exists, the Credit Parties will not permit any Consolidated Party to (a) after the issuance thereof, amend or modify (or permit the amendment or modification of) any of the terms of any Indebtedness if such amendment or modification would add or change any terms in a manner adverse to the issuer of such Indebtedness, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof, or (b) make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any other Indebtedness.
6I.    Transactions with Affiliates.
Except as set forth on Schedule 6I, the Credit Parties will not permit any Consolidated Party to enter into or permit to exist any transaction or series of transactions with any officer, director, shareholder, Subsidiary or Affiliate of such Person other than (a) normal compensation and reimbursement of expenses of officers and directors and (b) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.

6J.    Fiscal Year; Organizational Documents.
The Credit Parties will not permit any Consolidated Party to (a) change its fiscal year or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) in a manner that would adversely affect the rights of the holders of the Notes.
6K.    Limitation on Restricted Actions.
The Credit Parties will not permit any Consolidated Party to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Guarantor and pledge its assets pursuant to the Note Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Note Documents, (ii) applicable law or (iii) any document or instrument governing purchase money Indebtedness (including Capital Leases) permitted by this Agreement, provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith.
6L.    Ownership of Subsidiaries.
Notwithstanding any other provisions of this Agreement to the contrary, the Credit Parties will not permit any Consolidated Party to (i) permit any Person (other than the Company or any Wholly Owned Subsidiary of the Company) to own any Capital Stock of any Subsidiary of the Company, (ii) permit any Subsidiary of the Company to issue Capital Stock (except to the Company or to a Wholly Owned Subsidiary of the Company), (iii) permit, create, incur, assume or suffer to exist any Lien thereon, in each case except (A) to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of Foreign Subsidiaries or (B) for Permitted Liens and (iv) notwithstanding anything to the contrary contained in clause (ii) above, permit any Subsidiary of the Company to issue any shares of preferred Capital Stock.
6M.    Sale Leasebacks.
The Credit Parties will not permit any Consolidated Party to enter into any Sale and Leaseback Transactions except as permitted by paragraph 6A(vi).
6N.    No Further Negative Pledges.
(a)    The Credit Parties will not permit any Consolidated Party to enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Agreement and the other Note Documents or (b) pursuant to any document or instrument governing purchase money Indebtedness (including Capital Leases) permitted by this Agreement, provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith or (c) pursuant to any agreement governing Indebtedness permitted hereunder so long as such restriction is not more restrictive than paragraph 6B as in effect at the time such agreement is executed, except that such agreement may restrict Liens securing the Credit Party Obligations unless such Indebtedness is secured ratably with the Credit Party Obligations pursuant to an intercreditor agreement reasonably acceptable to the Required Holders and the holders of such Indebtedness (or, in the case of cash collateral, requires that an equal amount of cash collateral is pledged to secure such Indebtedness).
(b)    To the extent the Existing Credit Agreement is amended to remove all restriction on agreements or covenants restricting the ability of the Company and its Subsidiaries to grant or permit to exist Liens, including Section 8.14 of the Existing Credit Agreement or if any other Principal Credit Facility does not contain such restriction, then this Agreement shall be deemed to be amended automatically to remove this paragraph 6N. The Company and the holders of the Notes agree to promptly execute and deliver at the expense of the Company (including the fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance reasonably satisfactory to the Required Holder(s) evidencing the amendment of this Agreement to remove this paragraph 6N. The execution and delivery of such an amendment to this Agreement described herein shall not be a precondition to the effectiveness of such amendment as provided for in this paragraph 6N, but shall merely be for the convenience of the parties hereto. To the extent that (1) any lenders under the Existing Credit Agreement receive any fee or other compensation at the time of or in connection with agreeing or consenting to any amendment to the Existing Credit Agreement described in this paragraph 6N (such fees and compensation being “Bank Lien Covenant Amendment Fees”) and (2) the Company has not otherwise paid the holders of the Notes fees in connection with such action, then the Company shall pay the holders of the Notes fees and compensation in an aggregate amount equal to the product of (i) the Bank Lien Covenant Amendment Fees paid the lenders in respect of such action and (ii) a fraction of which (A) the numerator is the aggregate principal amount of Notes then outstanding and (B) the denominator is the aggregate principal amount of all loans and unused commitments of the lenders under the Existing Credit Agreement then outstanding.
6O.    Anti-Corruption Laws and Sanctions.
The Company will not request any Notes be purchased, and the Company shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Notes (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation in any material respect of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in a violation of any Sanctions applicable to any party hereto.
6P.     Terrorism Sanctions Regulations. The Company will not and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (c) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

6Q.    Most Favored Lender Status.

(i)     In the event the Company or any Subsidiary shall amend the Principal Credit Facility at any time after the date of this Agreement such that the Principal Credit Facility contains one or more

Additional Covenants or Additional Defaults, the terms of this Agreement shall, without any further action on the part of the Company or any of the holders of the Notes, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in the Principal Credit Facility.
(ii)    If this Agreement is deemed amended to include any Additional Covenant or Additional Default, and thereafter such Additional Covenant or Additional Default in the Principal Credit Facility is excluded, terminated, loosened, relaxed, tightened, amended or otherwise modified, then the related Additional Covenant or Additional Default included in this Agreement pursuant to the requirements of this paragraph 6Q shall, without any further action on the part of the Company or any of the holders of the Notes, be so excluded, terminated, loosened, relaxed, tightened, amended or otherwise modified in this Agreement; provided if a Default or Event of Default shall have occurred and be continuing at the time any such Additional Covenant or Additional Default is to be so excluded, terminated, loosened, relaxed, tightened, amended or otherwise modified under this paragraph 6Q, the prior written consent of the Required Holders shall be required as a condition to the exclusion, termination, loosening, relaxation, tightening, amendment or other modification of any such Additional Covenant or Additional Default, as the case may be; and provided, further, that in no event shall the covenants, defaults or any related definitions contained in this Agreement as in effect on the date of this Agreement be deemed amended or construed to be loosened or relaxed by operation of the terms of this paragraph 6Q(ii), and only any such Additional Covenant or Additional Default shall be so excluded, terminated, loosened, relaxed, tightened, amended or otherwise modified pursuant to the terms hereof.
(iii)    The Company shall promptly execute and deliver at its expense (including the fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance reasonably satisfactory to the Required Holder(s) evidencing the amendment of this Agreement to include, exclude, terminate, loosen, relax, tighten, amend or otherwise modify any Additional Covenant or Additional Default, as the case may be, pursuant to clause (i) or clause (ii) above; provided that the execution and delivery of such amendments to this Agreement described herein shall not be a precondition to the effectiveness of such inclusion, exclusion, termination, loosening, relaxation, tightening, amendment or modification, but shall merely be for the convenience of the parties hereto.
(iv)    To the extent that (1) lenders under the Principal Credit Facility receive any fee or other compensation at the time of or in connection with agreeing or consenting to any action described in clause (ii) above in respect of any Additional Covenant or Additional Default (such fees and compensation being “New Bank Additional Covenant and Default Fees”), (2) as a result, pursuant to clause (ii) above, the corresponding Additional Covenant or Additional Default, as incorporated into this Agreement, is similarly excluded, terminated, loosened, relaxed, tightened, amended, or otherwise modified, and (3) the Company has not otherwise paid the holders of the Notes fees in connection with such action, then the Company shall pay the holders of the Notes fees and compensation in an aggregate amount equal to the product of (i) the New Bank Additional Covenant and Default Fees paid the lenders in respect of such action and (ii) a fraction of which (A) the numerator is the aggregate principal amount of Notes then outstanding and (B) the denominator is the aggregate principal amount of all loans and unused commitments of the lenders under the Principal Credit Facility then outstanding; and
(v)    The Company covenants and agrees to give prompt written notice in reasonable detail to the holders of the Notes of each and every occasion in which each and every Additional Covenant or Additional Default in the Principal Credit Facility is included, excluded, terminated, loosened, relaxed, tightened, amended or otherwise modified.

7.    EVENTS OF DEFAULT.

7A.    Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i)    Payment. Any Credit Party shall

(a)    default in the payment when due of any principal of any of the Notes, or

(b)    default, and such default shall continue for three (3) or more Business Days, in the payment when due of any interest on the Notes, of any Make Whole Amount, or of any Fees or other amounts owing hereunder, under any of the other Note Documents or in connection herewith or therewith; or

(ii)    Representations. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Note Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made; or

(iii)    Covenants. Any Credit Party shall

(a)    default in the due performance or observance of any term, covenant or agreement contained in paragraphs 4 or 5B, 5D, 5I, 5K or 5L;

(b)    default in the due performance or observance of any term, covenant or agreement contained in paragraphs 5A(i), (ii) or (iii) and such default shall continue unremedied for a period of at least 5 days after the earlier of an Authorized Officer of a Credit Party becoming aware of such default or notice thereof by any holder of the Notes; or

(c)    default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in clauses (i), (ii), (iii)(a) or (iii)(b) of this paragraph 7A) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after the earlier of an Authorized Officer of a Credit Party becoming aware of such default or notice thereof by any holder of the Notes; or

(iv)    Other Note Documents. (i) Any Credit Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Note Documents (subject to applicable grace or cure periods, if any), or (ii) except as a result of or in connection with a merger of a Subsidiary permitted under paragraph 6D, any Note Document shall fail to be in full force and effect or to give the holders of the Notes the rights, powers and privileges purported to be created thereby, or any Credit Party shall so state in writing; or

(v)    Guaranties. Except as the result of or in connection with a merger of a Subsidiary permitted under paragraph 6D, the guaranty given by any Guarantor hereunder or any provision thereof shall cease to be in full force and effect, or any Guarantor hereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any guaranty; or

(vi)    Bankruptcy, etc. Any Bankruptcy Event shall occur with respect to any Credit Party or Material Subsidiary; or

(vii)    Defaults under Other Agreements.

(a)    Any Credit Party or Material Subsidiary shall default in the performance or observance (beyond the applicable grace period with respect thereto, if any) of any material obligation or condition of any contract or lease material to the Consolidated Parties, taken as a whole; or

(b)    With respect to any Indebtedness (other than Indebtedness outstanding under this Agreement) in excess of $25,000,000 in the aggregate for the Consolidated Parties taken as a whole, (A) any Consolidated Party shall (1) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (2) the occurrence and continuance of a default in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required), any such Indebtedness to become due prior to its stated maturity; or (B) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or

(viii)    Judgments. One or more judgments or decrees shall be entered against one or more of the Consolidated Parties involving a liability of $25,000,000 or more in the aggregate (to the extent not paid or fully covered by insurance provided by a carrier who has acknowledged coverage and has the ability to perform) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; or

(ix)    ERISA. Any of the following events or conditions, if such event or condition could have a Material Adverse Effect: (i) any Single Employer Plan shall be deemed to be in “at risk status” as defined in Section 430(i) of the Code or any Multiemployer Plan shall be deemed to be in “critical” or “endangered” status as defined in Section 431 of the Code; (ii) any lien shall arise on the assets of any Consolidated Party or any ERISA Affiliate in favor of the PBGC or a Single Employer Plan; (iii) an ERISA Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Required Holders, likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA; (iv) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Required Holders, likely to result in (A) the termination of such Multiemployer Plan or Multiple Employer Plan for purposes of Title IV of ERISA, or (B) any Consolidated Party or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency or (within the meaning of Section 4245 of ERISA) such Multiemployer Plan or Multiple Employer Plan; or (v) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject any Consolidated Party or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Consolidated Party or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability; or

(x)    Invalidity of Note Documents. Any material provision of any Note Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Credit Party Obligations, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any provision of any Note Document; or any Credit Party denies that it has any or further liability or obligation under any Note Document, or purports to revoke, terminate, or rescind any provision of any Note Document;

then (a) if such event is an Event of Default specified in clause (i) of this paragraph 7A, any holder of any Note (other than the Company or any of its Subsidiaries or Affiliates) may at its option, by notice in writing to the Company, declare all of the Notes held by such holder to be, and all of the Notes held by such holder shall thereupon be and become, immediately due and payable at par together with interest accrued thereon and the Make Whole Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind (including, without limitation, notice of intent to accelerate), all of which are hereby waived by the Company, (b) if such event is an Event of Default specified in clause (vi) of this paragraph 7A with respect to the Company or any Guarantor, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and the Make Whole Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind (including, without limitation, notice of intent to accelerate and notice of acceleration of maturity), all of which are hereby waived by the Company, and (c) with respect to any event constituting an Event of Default (including an event described in clause (a) above), the Required Holder(s) of the Notes of any Series may at its or their option, by notice in writing to the Company, declare all of the Notes of such Series to be, and all of the Notes of such Series shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Make Whole Amount, if any, with respect to each Note of such Series, without presentment, demand, protest or notice of any kind (including, without limitation, notice of intent to accelerate), all of which are hereby waived by the Company.

The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of the Make Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

7B.    Rescission of Acceleration. At any time after any or all of the Notes of any Series shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) of the Notes of such Series may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes of such Series, the principal of and Make Whole Amount, if any, payable with respect to any Notes of such Series which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Make Whole Amount at the rate specified in the Notes of such Series, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes of such Series or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

7C.    Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note of each Series at the time outstanding.

7D.    Other Remedies. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

8.    REPRESENTATIONS, COVENANTS AND WARRANTIES. The Company represents, covenants and warrants as follows (all references to “Subsidiary” and “Subsidiaries” in this paragraph 8 shall be deemed omitted if the Company has no Subsidiaries at the time the representations herein are made or repeated):

8A.    Financial Condition.
The financial statements delivered to the holders of the Notes pursuant to paragraphs 5A(i) and 5A(ii), (i) have been prepared in accordance with GAAP and (ii) present fairly (on the basis disclosed in the footnotes to such financial statements) in all material respects the consolidated and consolidating financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods.
8B.    No Material Change.
Since December 31, 2016, there has been no development or event relating to or affecting a Credit Party which has had or could reasonably be expected to have a Material Adverse Effect.
8C.    Organization and Good Standing.
Each of the Credit Parties (a) is duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the requisite power and authority to own and operate all its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged except to the extent that the failure to have such legal right would not reasonably be expected to have a Material Adverse Effect and (c) is duly qualified to conduct business and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect.
8D.    Power; Authorization; Enforceable Obligations.
Each of the Credit Parties has the corporate or other necessary power and authority, to make, deliver and perform the Note Documents to which it is a party, and in the case of the Company, to obtain extensions of credit hereunder, and has taken all necessary corporate action to authorize the purchase of Notes on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of the Note Documents to which it is a party. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Credit Party in connection with the purchase of Notes hereunder or with the execution, delivery, performance, validity or enforceability of the Note Documents to which such Credit Party is a party. This Agreement has been, and each other Note Document to which any Credit Party is a party will be, duly executed and delivered on behalf of the Credit Parties. This Agreement constitutes, and each other Note Document to which any Credit Party is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Credit Party enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
8E.    No Conflicts.
Neither the execution and delivery of the Note Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by such Credit Party will (a) violate or conflict with any provision of its articles or certificate of incorporation or bylaws or other organizational or governing documents of such Person, (b) violate, contravene or materially conflict with any material Requirement of Law or any other material law, regulation (including, without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which (except as to the Existing Credit Agreement) could reasonably be expected to have a Material Adverse Effect, or (d) result in or require the creation of any Lien upon or with respect to its properties. No Default or Event of Default has occurred and is continuing.
8F.    Ownership.
Except where the failure to have such title would not reasonably be expected to have a Material Adverse Effect, each Credit Party is the owner of, and has good and marketable title to, all of its respective assets that are necessary for the operation of their respective businesses and none of such assets is subject to any Lien other than Permitted Liens.
8G.    Reserved.
8H.    Litigation.
There are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of any Credit Party, threatened against any Credit Party which could reasonably be expected to have a Material Adverse Effect.
8I.    Taxes.
Each Credit Party has filed, or caused to be filed, all material income tax returns and all other material tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. No Credit Party is aware as of the date of this Agreement of any proposed tax assessments against it or any Credit Party that would, if made, have a Material Adverse Effect.
8J.    Compliance with Law.
Each Credit Party is in compliance with all Requirements of Law and all other laws, rules, regulations, orders and decrees (including without limitation Environmental Laws) applicable to it, or to its properties, unless such failure to comply could not reasonably be expected to have a Material Adverse Effect.

8K.    ERISA.
(i)    Except as could not reasonably be expected to have a Material Adverse Effect, during the five year period prior to the date on which this representation is made or deemed made: (a) no ERISA Event has occurred, and, to the best knowledge of the Credit Parties, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Single Employer Plan, Multiemployer Plan or Multiple Employer Plan; (b) no Single Employer Plan has failed to contribute the “minimum required contribution” as defined in Section 430 of the Code; (c) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (d) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Single Employer Plan.
(ii)    Except as could not reasonably be expected to have a Material Adverse Effect, the actuarial present value of all “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with Financial Accounting Standards Board Statement 87, utilizing the actuarial assumptions used in such Single Employer Plan’s most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of such Plan.
(iii)    Neither any Credit Party nor any ERISA Affiliate has incurred, or, to the best knowledge of the Credit Parties, could be reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither any Credit Party nor any ERISA Affiliate would become subject to any withdrawal liability under ERISA if any Credit Party or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. Neither any Credit Party nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Credit Parties, reasonably expected to be in reorganization, insolvent, or terminated.
(iv)    Except as could not reasonably be expected to have a Material Adverse Effect, no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject any Credit Party or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Credit Party or any ERISA Affiliate has agreed or is required to indemnify any Person against any such liability.
(v)    Except as could not reasonably be expected to have a Material Adverse Effect, neither any Credit Party nor any ERISA Affiliates has any material liability with respect to “expected post-retirement benefit obligations” within the meaning of the Financial Accounting Standards Board Statement 106. Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects of such sections. Rep should match the bank credit agreement, and contains “in all material respects” at the end.
(vi) The execution and delivery of this Agreement and the issuance and sale of the Notes will be exempt from or will not involve any transaction which is subject to the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of the representation of each Purchaser in paragraph 9B as to the source of funds to be used by it to purchase any Notes.
8L.    Subsidiaries.
Set forth on Schedule 8L is a complete and accurate list of all Subsidiaries of each Credit Party as of the date of this Agreement. Information on Schedule 8L includes jurisdiction of incorporation, the percentage of outstanding shares of each class owned (directly or indirectly) by such Credit Party and an indication as to whether such Subsidiary is an Immaterial Subsidiary. The outstanding Capital Stock of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned by each such Credit Party, directly or indirectly, free and clear of all Liens.
8M.    Governmental Regulations, Etc.
(i)    No proceeds of the Notes will be used, directly or indirectly, (i) in a manner that would constitute a violation of Regulation T, Regulation U or Regulation X or (ii) to finance or refinance any (A) commercial paper issued by such Credit Party or (B) any other Indebtedness, except as permitted in paragraph 8N. “Margin stock” within the meaning of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Consolidated Parties. None of the transactions contemplated by this Agreement (including, without limitation, the direct or indirect use of the proceeds of the Notes) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation T, U or X. If requested by any holder of the Notes, the Company will furnish to such holder of Notes a statement to the effect of the foregoing sentences in conformity with the requirements of FR Form U-1 referred to in Regulation U.
(ii)    No Credit Party is subject to regulation under the Federal Power Act or the Investment Company Act of 1940, each as amended. In addition, no Credit Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company.
(iii)    No director, executive officer or principal shareholder of any Credit Party is a director, executive officer or principal shareholder of any holder of any Note. For the purposes hereof the terms “director”, “executive officer” and “principal shareholder” (when used with reference to any holder of any Note) have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.
(iv)    Each Credit Party has obtained and holds in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals which are necessary for the ownership of its respective Property and to the conduct of its respective businesses as presently conducted except where failure to do so could not reasonably be expected to have a Material Adverse Effect.
(v)    Each Credit Party is current with all reports and documents, if any, required to be filed with any state or federal securities commission or similar securities agency and is in full compliance in all respects with all applicable rules and regulations of such commissions except where failure to do so would not reasonably be expected to have a Material Adverse Effect.
8N.    Purpose of Notes.
The proceeds of the Notes hereunder shall be used solely by the Company (i) for general corporate purposes (including, without limitation, the repurchase by the Company of Capital Stock) and (ii) to repay existing Indebtedness of the Company and to finance acquisitions by the Company permitted hereunder, but excluding in any event the financing of any Hostile Tender Offer.
8O.    Environmental Matters.
Except as would not reasonably be expected to have a Material Adverse Effect:
(i)    Each of the facilities and properties owned, leased or operated by the Credit Parties (the “Properties”) and all operations at the Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Properties or the businesses operated by the Credit Parties (the “Businesses”), and there are no conditions relating to the Businesses or Properties that could give rise to liability under any applicable Environmental Laws.
(ii)    None of the Properties contains, or has previously contained, any Materials of Environmental Concern at, on or under the Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.
(iii)    No Credit Party has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Businesses, nor does any Credit Party have knowledge or reason to believe that any such notice will be received or is being threatened.
(iv)    Materials of Environmental Concern have not been transported or disposed of from the Properties, or generated, treated, stored or disposed of at, on or under any of the Properties or any other location, in each case by or on behalf of any Credit Party in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.
(v)    No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of any Credit Party, threatened, under any Environmental Law to which any Credit Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Credit Parties, the Properties or the Businesses.
(vi)    There has been no release, or threat of release, of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations (including, without limitation, disposal) of any Credit Party in connection with the Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
8P.    Intellectual Property.
Each Credit Party owns, or has the legal right to use, all trademarks, tradenames, copyrights, technology, know-how and processes (the “Intellectual Property”) necessary for each of them to conduct its business as currently conducted except for those the failure to own or have such legal right to use could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Credit Party know of any such claim, and to the Credit Parties’ knowledge the use of such Intellectual Property by any Credit Party does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8Q.    Solvency.
The Company is and, after consummation of the transactions contemplated by this Credit Agreement, will be Solvent and the Credit Parties, taken as a whole, are and, after consummation of the transactions contemplated by this Credit Agreement, will be Solvent.
8R.    Investments.
All Investments of each Consolidated Party are Permitted Investments.
8S.    Disclosure.
Neither this Agreement nor any financial statements delivered to the holders of the Notes or Purchasers nor any other document, certificate or statement furnished to the holders of the Notes or Purchasers by or on behalf of any Credit Party in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.
8T.    No Burdensome Restrictions.
No Credit Party is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
8U.    Brokers’ Fees.
None of the Company or any of the other Credit Parties has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Note Documents.
8V.    Labor Matters.
(a)Except as set forth on Schedule 8V, there are no collective bargaining agreements or Multiemployer Plans covering the employees of a Credit Party and (b) none of the Credit Parties (i) has suffered any strikes, walkouts, work stoppages or other material labor difficulty that could reasonably be expected to have a Material Adverse Effect within the last five years, or (ii) has knowledge of any potential or pending strike, walkout or work stoppage that could reasonably be expected to have a Material Adverse Effect.
8W.    Offering of Notes. Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than the Purchaser(s) and not more than 35 other Institutional Investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

8X.    Foreign Assets Control Regulations, Etc.
        (a) Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, CISADA or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”). Neither the Company nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.
(b)    No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions.
(c)    Neither the Company nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to the Company’s actual knowledge, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company and each Controlled Entity with all applicable Anti Money Laundering Laws and U.S. Economic Sanctions.
(d)    (1)    Neither the Company nor any Controlled Entity (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (ii) to the Company’s actual knowledge, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (iv) has been or is the target of sanctions imposed by the United Nations or the European Union;
(2)    To the Company’s actual knowledge, neither the Company nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Governmental Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation that could reasonably result in material liability to the Company or which would cause any holder to be in violation of any law or regulation applicable to such holder; and
(3)    No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. The Company has implemented and maintains in effect policies and procedures to ensure compliance by the Company and each Controlled Entity with all applicable Anti-Corruption Laws.

8Y.    Rule 144A. The Notes are not of the same class as securities of the Company, if any, listed on a national securities exchange, registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

9.    REPRESENTATIONS OF THE PURCHASERS.

Each Purchaser represents as follows:

9A.    Nature of Purchase. Such Purchaser is an "accredited investor" within the meaning of subparagraphs (1), (2), (3) or (7) of Rules 501(a) of the Securities Act. Such Purchaser is not acquiring the Notes purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser's property shall at all times be and remain within its control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be exchanged, offered, transferred or resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available and that the Company is not required to register the Notes.

    9B.    Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
(a)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(b)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(c)    the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(d)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d);or
(e)    the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
(f)    the Source is a governmental plan; or
(g)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
(h)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this paragraph 9B, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.
9C.    Independent Investigation. Each Purchaser has made its own independent investigation of the condition (financial and otherwise), prospects and affairs of the Company and its Subsidiaries in connection with its purchase of the Notes hereunder and has made and shall continue to make its own appraisal of the creditworthiness of the Company. No holder of Notes shall have any duty or responsibility to any other holder of Notes, either initially or on a continuing basis, to make any such investigation or appraisal or to provide any credit or other information with respect thereto. No holder of Notes is acting as agent or in any other fiduciary capacity on behalf of any other holder of Notes.

10.    DEFINITIONS; ACCOUNTING MATTERS. For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.

10A.    Yield-Maintenance Terms.

“Called Principal” shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4C or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Designated Spread” shall mean 0.50% in the case of each Note unless the Confirmation of Acceptance with respect to the Notes of the applicable Series specifies a different Designated Spread in which case it shall mean, with respect to each Note of such Series, the Designated Spread so specified.

“Discounted Value” shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Note is payable, if interest is payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.

“Make Whole Amount” shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Make Whole Amount shall in no event be less than zero.

“Reinvestment Yield” shall mean, with respect to the Called Principal of any Note, the Designated Spread over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.
In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

“Settlement Date” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4C or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

10B.    Other Terms10B.    Other Terms.

“Acceptance” shall have the meaning specified in paragraph 2B(5).

“Acceptance Day” shall have the meaning specified in paragraph 2B(5).

“Acceptance Window” shall have the meaning specified in paragraph 2B(5).

“Accepted Note” shall have the meaning specified in paragraph 2B(5).

“Accounting Changes” shall have the meaning specified in paragraph 10C.

“Additional Covenant” shall mean any affirmative or negative covenant or similar restriction applicable to the Company or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in paragraph 5 or 6 of this Agreement, or related definitions in paragraph 10 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holder or holders of the Indebtedness created or evidenced by the document in which such covenant or similar restriction is contained (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenant in paragraph 5 or 6 of this Agreement, or related definitions in paragraph 10 of this Agreement; for the avoidance of doubt, to the extent the provisions of paragraph 6N is removed from this Agreement in accordance with the terms thereof, and the Principal Credit Facility is later amended to revise or modify the equivalent provision thereof, such subsequent revision or modification shall constitute an Additional Covenant. Notwithstanding the foregoing, the Principal Credit Facility having a more restrictive monetary value limit for the disposition of Property than is set out in Section 6E of this Agreement, which is not also more restrictive than Section 8.5 of the Existing Credit Agreement as in effect on the date hereof, will not constitute an "Additional Covenant" for purposes of this Agreement.

“Additional Default” shall mean any provision which permits the holder or holders of Indebtedness to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Company or any Subsidiary to purchase such Indebtedness prior to the stated maturity thereof and which either (i) is similar to any Default or Event of Default contained in paragraph 7 of this Agreement, or related definitions in paragraph 10 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holders of such other Indebtedness (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii)

is different from the subject matter of any Default or Event of Default contained in paragraph 7 of this Agreement, or related definitions in paragraph 10 of this Agreement.

“Affiliate” means, with respect to any Person, any other Person (i) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person or (ii) directly or indirectly owning or holding five percent (5%) or more of the Capital Stock in such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Anti-Corruption Laws” is defined in paragraph 8X(d)(1).

“Anti-Money Laundering Laws” is defined in paragraph 8X(c).

“Authorized Officer” shall mean in the case of the Company or any other Credit Party, its chief executive officer, its chief financial officer, treasurer, assistant treasurer, or any vice president of the Company or such Credit Party designated as an “Authorized Officer” of the Company or such Credit Party in the Information Schedule attached hereto or any vice president or secretary of the Company or such Credit Party designated as an “Authorized Officer” of the Company or such Credit Party for the purpose of this Agreement in an Officer's Certificate executed by the Company's or such Credit Party’s chief executive officer or chief financial officer and delivered to Prudential. Any action taken under this Agreement on behalf of the Company or such Credit Party by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company or such Credit Party and whom Prudential in good faith believes to be an Authorized Officer of the Company or such Credit Party at the time of such action shall be binding on the Company or such Credit Party even though such individual shall have ceased to be an Authorized Officer of the Company or such Credit Party.

“Available Facility Amount” shall have the meaning specified in paragraph 2B(1).

“Bank Lien Covenant Amendment Fees” shall have the meaning set forth in paragraph 6N.

        “Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (ii) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of sixty (60) consecutive days; or (iii) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) such Person shall admit in writing its inability to pay its debts generally as they become due.

“Blocked Person” is defined in paragraph 8X(a).

“Business Day” shall mean any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in New York City are required or authorized to be closed and (iii) for purposes of paragraph 2B(3) hereof only, a day on which Prudential is not open for business.

“Cancellation Date” shall have the meaning specified in paragraph 2B(8)(iii).

“Cancellation Fee” shall have the meaning specified in paragraph 2B(8)(iii).

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person (other than a corporation) the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any “Lender” (as defined in the Principal Credit Facility), (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders party to the Principal Credit Facility) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“Change of Control” means the occurrence of any of the following events: (i) any Person or two or more Persons acting in concert shall have acquired “beneficial ownership,” directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, control over, Voting Stock of the Company (or other securities convertible into such Voting Stock) representing 40% or more of the combined voting power of all Voting Stock of the Company, or (ii) a majority of the members of the Board of Directors of the Company cease to be Continuing Directors.
“CISADA” means the Comprehensive Iran Sanctions, Accountability and Divestment Act.

“Closing Day” shall mean, with respect to the Series A Notes, the Series A Closing Day and, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Request for Purchase of such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to paragraph 2B(7), the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in paragraph 2B(8)(ii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.
“Confirmation of Acceptance” shall have the meaning specified in paragraph 2B(5).

“Consolidated EBITDA” means, for any period, the sum of (a) Consolidated Net Income for such period, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (i) Consolidated Interest Expense, (ii) total federal, state, local and foreign income, value added and similar taxes, (iii) depreciation and amortization expense, (iv) non-cash stock-based compensation expenses, (v) non-cash straight line rent expense and (vi) other non-recurring, non-cash expenses (excluding any non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period), all as determined in accordance with GAAP.
“Consolidated EBITDAR” means, for any period, the sum of (a) Consolidated EBITDA for such period, plus (b) Consolidated Rental Expense for such period.
“Consolidated Interest Expense” means, for any period, all interest expense (including the interest component under Capital Leases and Synthetic Leases but excluding accrued interest expense associated with any Capital Lease or other obligations or liabilities arising from Permitted Government Revenue Bond Indebtedness to the extent the Company or a Subsidiary is the holder of the related bonds) of the Consolidated Parties on a consolidated basis for such period, as determined in accordance with GAAP. For purposes of clarification, the implied interest component under Synthetic Leases shall be considered interest expense for purposes of this definition.

“Consolidated Net Income” means, for any period, net income (excluding (a) extraordinary gains (b) other non-recurring gains and losses and (c) interest income associated with any Capital Lease or other obligations or liabilities arising from Permitted Government Revenue Bond Indebtedness to the extent the Company or a Subsidiary is the holder of the related bonds) after taxes for such period of the Consolidated Parties on a consolidated basis, as determined in accordance with GAAP.

“Consolidated Parties” means a collective reference to the Company and its Subsidiaries, and “Consolidated Party” means any one of them.

“Consolidated Rental Expense” means, for any period, cash rental expense under Operating Leases (excluding any Synthetic Lease) of the Consolidated Parties on a consolidated basis for such period, as determined in accordance with GAAP.

“Consolidated Tangible Assets” means, as of any date of determination, all assets of the Consolidated Parties on a consolidated basis as of such date minus all intangible assets of the Consolidated Parties on a consolidated basis as of such date, all as determined in accordance with GAAP.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Company who (a) was a member of the same Board of Directors on the date of this Agreement or (b) was nominated, appointed or approved for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, appointment, approval or election.

“Controlled Entity” means (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Credit Parties” means a collective reference to the Company and the Guarantors, and “Credit Party” means any one of them.
“Credit Party Obligations” means, without duplication, all of the obligations of the Credit Parties to Prudential, the holders of the Notes and Purchasers whenever arising, under this Agreement, the Notes or any of the other Note Documents (including, but not limited to, any interest accruing after the occurrence of a Bankruptcy Event with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code of the United States).

“Default” shall mean any of the events specified in paragraph 7A, whether or not any requirement for such event to become an Event of Default has been satisfied.

“Default Rate” shall mean, with respect to any Note, at any time upon the occurrence of an Event of Default and until such Event of Default has been cured or waived in writing, a rate of interest per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law and (ii) the greater of (a) 2% over the rate of interest otherwise applicable to such Note in effect immediately prior to such Event of Default and (b) 2.0% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association from time to time in New York City as its “prime rate”.

“Delayed Delivery Fee” shall have the meaning specified in paragraph 2B(8)(ii).

“Dollars” and “$” means dollars in lawful currency of the United States.

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any State of the United States or the District of Columbia.
“Environmental Laws” means any and all lawful and applicable Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity which is under common control with any Consolidated Party within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes any Consolidated Party and which is treated as a single employer under Sections 414(b) or (c) of the Code.
“ERISA Event” means (i) with respect to any Single Employer Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal by any Consolidated Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Single Employer Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Single Employer Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Plan; (vi) the complete or partial withdrawal of any Consolidated Party or any ERISA Affiliate from a Multiemployer Plan; (vii) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Single Employer Plan; or (viii) the adoption of an amendment to any Single Employer Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.
“Event of Default” shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of February 19, 2016, by and among the Company, the Guarantors, Wells Fargo Bank, National Association, as administrative agent, and the other lenders party thereto, as amended by that certain First Amendment to Credit Agreement dated as of June 15, 2017 and as may be further amended or supplemented, restated, extended, refinanced, replaced or otherwise modified from time to time.
“Facility” shall have the meaning specified in paragraph 2B(1).

“Fees” means all fees payable pursuant to paragraph 2B(8).
“Fixed Charge Coverage Ratio” means, with respect to the Consolidated Parties on a consolidated basis, as of the end of each fiscal quarter of the Consolidated Parties for the twelve month period ending on such date, the ratio of (a) Consolidated EBITDAR for the applicable period to (b) the sum of (i) the cash portion of Consolidated Interest Expense for the applicable period plus (ii) Consolidated Rental Expense for the applicable period.
“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person which is not a Domestic Subsidiary of such Person.

“Funded Indebtedness” means, with respect to any Person, without duplication, (a) all Indebtedness of such Person other than (i) Indebtedness of the types referred to in clause (e), (f), (g), (i), and (l) of the definition of “Indebtedness” set forth in this paragraph 10B and (ii) Permitted Government Revenue Bond Indebtedness to the extent the Company or a Subsidiary is the holder of the related bonds, (b) all Indebtedness of another Person of the type referred to in clause (a) above secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (c) all Guaranty Obligations of such Person with respect to Indebtedness of the type referred to in clause (a) above of another Person and (d) Indebtedness of the type referred to in clause (a) above of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.
“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of paragraph 10C.
“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.
“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guarantor Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 5L hereto, executed and delivered in accordance with the provisions of paragraph 5L.
“Guarantors” means (a) each Person that executes or joins the Guaranty and (b) the successors and permitted assigns of the foregoing, and “Guarantor” means any one of them.
“Guaranty” has the meaning set forth in paragraph 3A(ii).
    “Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any Property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.
“Hedge Treasury Note(s)” shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

“Hedging Agreements” means any interest rate protection agreement or foreign currency exchange agreement.
“Hostile Tender Offer” shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary of the Company that has been designated in writing by the Company to the holders of all Notes as an “Immaterial Subsidiary” that (a)(i) does not have assets with a book value in excess of five percent (5%) of the then current book value of all of the assets of the Consolidated Parties and (ii) together with any other Subsidiaries of the Company that are Immaterial Subsidiaries hereunder, does not have assets with a book value in excess of ten percent (10%) of the then current book value of all of the assets of the Consolidated Parties and (b)(i) does not have annual revenue in excess of five percent (5%) of the annual revenue of the Consolidated Parties and (ii) together with any other Subsidiaries of the Company that are Immaterial Subsidiaries hereunder, does not have annual revenue in excess of ten percent (10%) of the annual revenue of the Consolidated Parties.

“Including” shall mean, unless the context clearly requires otherwise, “including without limitation”.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all obligations of such Person under Hedging Agreements, (j) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) the principal portion of all obligations of such Person under Synthetic Leases and (l) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

“INHAM Exemption” shall have the meaning set forth in paragraph 9B.

“Institutional Investor” shall mean any insurance company, commercial, investment or merchant bank, finance company, mutual fund, registered money or asset manager, savings and loan association, credit union, registered investment advisor, pension fund, investment company, licensed broker or dealer, “qualified institutional buyer” (as such term is defined under Rule 144A promulgated under the Securities Act, or any successor law, rule or regulation) or “accredited investor” (as such term is defined under Regulation D promulgated under the Securities Act, or any successor law, rule or regulation).

“Issuance Period” shall have the meaning specified in paragraph 2B(2).

“Investment” means (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of all or any substantial portion of the assets, Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of any Person or (b) any deposit with, or advance, loan or other extension of credit to, any Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (c) any other capital contribution to or investment in any Person, including, without limitation, any Guaranty Obligations (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person.
“Leverage Ratio” means, with respect to the Consolidated Parties on a consolidated basis for the twelve month period ending on the last day of any fiscal quarter, the ratio of (a) the sum of (i) Funded Indebtedness of the Consolidated Parties on the last day of such period plus (ii) Consolidated Rental Expense for such period multiplied by six to (b) Consolidated EBITDAR for such period.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, property, financial condition or liabilities of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company and the other Credit Parties taken as a whole to perform any material obligation under the Note Documents or (c) the material rights and remedies of the holders of the Notes under the Note Documents.

“Material Credit Facility” means, as to the Company and its Subsidiaries,

(a)    the Principal Credit Facility; and
(b)    any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the date of this Agreement by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $100,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Principal Credit Facility exists and no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.

“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.
“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.
“Multiple Employer Plan” means a Plan which any Consolidated Party or any ERISA Affiliate and at least one employer other than the Consolidated Parties or any ERISA Affiliate are contributing sponsors.
“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” shall have the meaning set forth in paragraph 9B.

“New Bank Additional Covenant and Default Fees” shall have the meaning set forth in paragraph 6Q(iv).

“Note Documents” means a collective reference to this Agreement, the Notes, the Guaranty and all other related agreements and documents executed by the Credit Parties in connection with the foregoing (in each case as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time), and “Note Document” means any one of them.
“Notes” shall have the meaning specified in paragraph 1B.

“OFAC” is defined in paragraph 8X(a).

“OFAC Listed Person” is defined in paragraph 8X(a).

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer's Certificate” shall mean a certificate signed in the name of the Company by an Authorized Officer of the Company.

“Operating Lease” means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.
“Permitted Government Revenue Bond Indebtedness” means a revenue bond or bonds issued by a state or local Governmental Authority, the proceeds of which are used to finance or refinance the acquisition, construction, equipping or improvement of facilities or property used by the Company or any Subsidiary, and any lease obligation (including deferred lease obligations) of the Company or any of its Subsidiaries relating thereto; provided, that (a) such revenue bonds are non-recourse to the Company and its Subsidiaries (unless and to the extent the Company or a Subsidiary is the holder of such bonds), and (b) the principal of, interest on or costs relating to such revenue bonds are payable solely from (i) proceeds of such bonds when issued as a means of implementing government tax or economic incentive programs, (ii) all or an incremental portion of sales, use, property and other generally applicable taxes (not including income taxes), whether generated by or levied on such facilities or property or the activities and business conducted thereon or upon property located in a broader area, (iii) reserve funds created with proceeds of bonds described in (i) or with revenues described in (ii) or (iv) if the Company or a Subsidiary of the Company is the holder of such bonds, payments made by the Company or such Subsidiary.
“Permitted Investments” means Investments which are either (i) cash and Cash Equivalents; (ii) accounts receivable created, acquired or made by any Consolidated Party in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (iii) Investments consisting of Capital Stock, obligations, securities or other property received by any Consolidated Party in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors; (iv) investments in any Credit Party; (v) Investments in bonds, notes, loans or other Investments acquired solely as a means of implementing government tax or economic incentive programs relating to property or assets used in, and/or permitted public costs in connection with the business of any Credit Party relating to Permitted Government Revenue Bond Indebtedness to the extent the Company or a Subsidiary is the holder thereof; (vi) the acquisition of all or any substantial portion of the assets, Capital Stock or other ownership interests of another Person or business segment and such Person or Consolidated Party making the acquisition becomes a Credit Party within the time periods set forth in paragraph 5L; provided, that (a) no Default exists or would result therefrom and (b) the Credit Parties are in compliance with the financial covenants in paragraph 5K after giving effect to such Investment on a pro forma basis and (vii) investments of a nature not contemplated in the foregoing clauses in an amount at any time outstanding not to exceed $250,000,000 in the aggregate during the term of this Agreement (including any goodwill associated herewith); provided, that (a) no Default exists or would result therefrom and (b) the Credit Parties are in compliance with the financial covenants in paragraph 5K after giving effect to such Investment on a pro forma basis.
“Permitted Liens” means:
(i)Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);
(ii)statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);
(iii)Liens (other than Liens created or imposed under ERISA) incurred or deposits made by any Consolidated Party in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);
(iv)Liens in connection with attachments or judgments (including judgment or appeal bonds) provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;
(i)easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;
(ii)Liens on Property securing purchase money Indebtedness (including Capital Leases) hereafter incurred to finance the purchase of fixed assets provided that (a) the total of all such Indebtedness of the Consolidated Parties secured by such Liens shall not exceed an aggregate principal amount of $50,000,000 at any one time outstanding and (b) any such Lien attaches to such Property concurrently with or within 90 days after the acquisition thereof;
(iii)leases or subleases granted to others not interfering in any material respect with the business of any Consolidated Party;
(iv)any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, operating leases permitted by this Agreement;
(v)normal and customary rights of setoff or other liens upon deposits of cash in favor of banks or other depository institutions or credit or debit card or check processors or other similar processors, in each case, in connection with the provision of such services;
(vi)Liens of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;
(vii)Liens in connection with Sale and Leaseback Transactions permitted by paragraph 6M and Liens in connection with earnest money deposits for acquisitions not prohibited hereunder;
(viii)Liens in favor of customers and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(ix)Liens on assets of any Person at the time such Person becomes a Subsidiary; provided (A) that such Liens are not created in contemplation of such Person becoming a Subsidiary and (B) such Liens are of the type described in clause (vi) above;
(x)Liens on inventory held by any Consolidated Party under consignment or scan back arrangements entered into in the ordinary course of business;
(xi)Liens on any inventory of any Consolidated Party in favor of a vendor of such inventory, arising in the normal course of business upon its sale to such Consolidated Party;
(xii) (A) Liens securing the Credit Party Obligations, (B) Liens securing the “Credit Party Obligations” (as defined in the Existing Credit Agreement as in effect on the date of this Agreement), or such equivalent term in each other Material Credit Facility otherwise in effect, but in each case only to the extent that the Credit Party Obligations are concurrently secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including, without limitation, an intercreditor agreement and opinions of counsel to the Company and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders, and (C) Liens securing cash collateral posted to secure the obligations of any “Defaulting Lender” (as defined in the Existing Credit Agreement as in effect on the date of this Agreement), or such equivalent term in the Principal Credit Facility otherwise in effect, to fund “Participation Interests” (as defined in the Existing Credit Agreement as in effect on the date of this Agreement) under the Existing Credit Agreement, or such equivalent term in the Principal Credit Facility otherwise in effect;

(i)Liens existing as of the date of this Agreement and set forth on Schedule 10B; provided that no such Lien shall at any time be extended to or cover any Property other than the Property subject thereto on the date of this Agreement;
(ii)Liens related to Permitted Government Revenue Bond Indebtedness; provided, that the Company or a Subsidiary of the Company is the holder of such Permitted Government Revenue Bond Indebtedness; and
(iii)other Liens not described above, provided that the aggregate principal amount of obligations secured by such Liens plus the aggregate principal amount of unsecured Indebtedness of Subsidiaries of the Company outstanding pursuant to paragraph 6A(vi) does not exceed 15% of Consolidated Tangible Assets; provided, further, that notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, secure any Indebtedness outstanding under or pursuant to any Material Credit Facility pursuant to paragraph 6A(vi) unless and until the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including, without limitation, an intercreditor agreement and opinions of counsel to the Company and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, business trust, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which any Consolidated Party or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“Principal Credit Facility” means the Existing Credit Agreement, or to the extent the Existing Credit Agreement has terminated, the principal Credit Facility (as defined in the definition of Material Credit Facility) of the Company and its Subsidiaries in effect from time to time.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Proposed Prepayment Date” shall have the meaning specified in paragraph 4G(iii).

“Prudential” shall mean PGIM, Inc.

“Prudential Affiliate” shall mean (a) any corporation or other entity controlling, controlled by, or under common control with, Prudential, or (b) any managed account or investment fund which is managed by Prudential or a Prudential Affiliate described in clause (a) of this definition. For purposes of this definition, the terms “control”, “controlling” and “controlled” shall mean the ownership, directly or through subsidiaries, of a majority of a corporation’s or other entity’s voting stock or equivalent voting securities or interests.

“Purchasers” shall mean the Series A Purchasers and their respective successors and assigns with respect to the Series A Notes and, with respect to any Accepted Notes, the Prudential Affiliate(s), and their respective successors and assigns, which are purchasing such Accepted Notes.

“QPAM Exemption” shall have the meaning set forth in paragraph 9B.

“Regulation T, U, or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles) of any Materials of Environmental Concern.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.
“Request for Purchase” shall have the meaning specified in paragraph 2B(3).

“Required Holder(s)” shall mean the holder or holders of more than fifty percent (50%) of the aggregate principal amount of the Notes or of a Series of Notes, as the context may require, from time to time outstanding.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.
“Rescheduled Closing Day” shall have the meaning specified in paragraph 2B(7).

“Responsible Officer” shall mean the chief executive officer, chief operating officer, chief financial officer, treasurer or assistant treasurer of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.

“Restricted Payment” means (i) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding (including without limitation any payment in connection with any merger or consolidation involving any Consolidated Party), or to the direct or indirect holders of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding, in their capacity as such (other than dividends or distributions payable in the same class of Capital Stock of the applicable Person or to any Credit Party (directly or indirectly through Subsidiaries)), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.
“Sale and Leaseback Transaction” means any arrangement pursuant to which any Consolidated Party, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (whether real, personal or mixed), whether now owned or hereafter acquired (a) which such Consolidated Party has sold or transferred (or is to sell or transfer) to a Person which is not a Consolidated Party or (b) which such Consolidated Party intends to use for substantially the same purpose as any other Property which has been sold or transferred (or is to be sold or transferred) by such Consolidated Party to another Person which is not a Consolidated Party in connection with such lease.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.
“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).
“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series” shall have the meaning specified in paragraph 1B.

“Series A Closing Day” shall have the meaning specified in paragraph 2A.

“Series A Note(s)” shall have the meaning specified in paragraph 1A.

“Series A Purchasers” shall have the meaning specified in paragraph 2A.

“Significant Holder” means (i) Prudential, so long as Prudential and all Prudential Affiliates, collectively, shall hold (or be committed under this Agreement to purchase) at least 10% of the aggregate principal amount of the Notes, or (ii) any other holder that, together with its Affiliates shall hold (or be committed under this Agreement to purchase) at least 20% of the aggregate principal amount of the Notes from time to time outstanding (provided that only one holder may visit and inspect properties on behalf of the holder and its Affiliates).

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.
“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (i) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (v) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Structuring Fee” shall have the meaning specified in paragraph 2B(8)(i).

“Subsidiary” means, as to any Person at any time, (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at such time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at such time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries owns at such time more than 50% of the Capital Stock. Notwithstanding the foregoing, (i) Del’s Farm Supply Canada Co., a Nova Scotia corporation, shall not constitute a Subsidiary of the Company for purposes of the Note Documents so long as its assets are less than $1,500,000 and its annual net income is less than $150,000 and (ii) Tractor Supply GC Trust, a Maryland business trust, shall not constitute a Subsidiary of the Company for purposes of the Note Documents so long as it engages in no material business other than the administration of the Company’s retail gift card program.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease.
“Transferee” shall mean any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.

“United States” means the United States of America.
“Updated Schedules” shall have the meaning specified in Exhibit C of this Agreement.
“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions” is defined in paragraph 8X(a).

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” of any Person means any Subsidiary 100% of whose Voting Stock or other equity interest is at the time owned by such Person directly or indirectly through other Wholly Owned Subsidiaries.
10C.    Accounting Principles, Terms and Determinations10C.    Accounting Principles, Terms and Determinations. All references in this Agreement to “GAAP” shall mean generally accepted accounting principles, as in effect in the United States at the time of application thereof. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to paragraph 5A (or, prior to the delivery of the first financial statements pursuant to paragraph 5A, consistent with the financial statements as at December 31, 2016). In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Company and the Required Holders agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Company and the Required Holders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in GAAP required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission. Notwithstanding the foregoing, for purposes of determining compliance with all covenants and defaults contained in this Agreement, any election by the Company to measure an item of Indebtedness using fair value (as permitted by the Accounting Standards Codification Section 825-10 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

11.    MISCELLANEOUS.

11A.    Note Payments. So long as any Purchaser shall hold any Note, the Company will make payments of principal of, interest on, and any Make Whole Amount payable with respect to, such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 11:00 a.m., New York City time, on the date due) to (i) the account or accounts of such Purchaser specified in the Purchaser Schedule attached hereto in the case of any Series A Note, (ii) the account or accounts of such Purchaser specified in the Confirmation of Acceptance with respect to such Note in the case of any Shelf Note or (iii) such other account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as the Purchasers have made in this paragraph 11A. No holder shall be required to present or surrender any Note or make any notation thereon, except as set forth in this paragraph 11A, and except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, the applicable holder shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office.

11B.    Expenses; Indemnification. Whether or not the transactions contemplated hereby shall be consummated, the Company shall pay, and save Prudential, each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including (i) (A) all stamp and documentary taxes and similar charges, (B) costs of obtaining a private placement number for the Notes and (C) fees and expenses of brokers, agents, dealers, investment banks or other intermediaries or placement agents, in each case as a result of the execution and delivery of this Agreement or the issuance of the Notes; (ii) reasonable document production and duplication charges and the reasonable fees and expenses of any special counsel engaged by such Purchaser or such Transferee, but limited to those reasonable fees and expenses of (1) one primary counsel, (2) to the extent reasonably requested by the Required Holders, one local counsel in each relevant jurisdiction and one regulatory counsel and (3) in the case of any actual or potential conflict of interest, one additional external counsel (and, if necessary, one additional local counsel in each relevant jurisdiction and one regulatory counsel for each group of similarly situated affected Persons), in connection with (A) this Agreement and the transactions contemplated hereby and (B) any subsequent proposed waiver, amendment or modification of, or proposed consent under, this Agreement, whether or not such the proposed action shall be effected or granted; (iii) the costs and expenses, including attorneys' and financial advisory fees, incurred by such Purchaser or such Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the transactions contemplated hereby or by reason of such Purchaser's or such Transferee's having acquired any Note, including without limitation costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case; and (iv) any judgment, liability, claim, order, decree, cost, fee, expense, action or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.

The Company will promptly pay or reimburse each Purchaser or holder of a Note (upon demand, in accordance with each such Purchaser's or holder's written instructions) for all fees and costs paid or payable by such Purchaser or holder to the SVO in connection with the initial filing of this Agreement and all related documents and financial information, and all subsequent annual and interim filings of documents and financial information related to this Agreement, with the SVO or any successor organization acceding to the authority thereof.

The Company shall indemnify each holder of the Notes and each of its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the Notes, the other Note Documents, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or under the Notes, the other Note Documents, or the consummation of the transactions contemplated hereby or thereby, (ii) any Notes or the use of the proceeds thereof, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of the Company’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee, (y) a claim brought by the Company or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Note Document or (z) a material breach by such Indemnitee of its obligations under the Note Documents (or any employee of, or any other Person that is controlled by, such Indemnitee).
The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or Transferee and the payment of any Note.
11C.    Consent to Amendments. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required

Holder(s) of the Notes of each Series except that, (i) with the written consent of the holders of all Notes of a particular Series, at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to postpone the maturity thereof, to reduce the principal thereof, or to reduce the rate, or change the method of computation or time of payment of interest on or any Make Whole Amount payable with respect to the Notes of such Series, or affect the time, amount or allocation of any prepayment, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of paragraph 2B may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2B and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

11D.    Form, Registration, Transfer and Exchange of Notes; Lost Notes. The Notes are issuable as registered notes without coupons in denominations of at least $100,000, except as may be necessary to (i) reflect any principal amount not evenly divisible by $100,000 or (ii) enable the registration of transfer by a holder of its entire holding of Notes. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense and within five Business Days of receipt of such Notes, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense and within five Business Days of receipt of such Notes, execute and deliver the Notes which the holder making the exchange is entitled to receive. Each installment of principal payable on each installment date upon each new Note issued upon any such transfer or exchange shall be in the same proportion to the unpaid principal amount of such new Note as the installment of principal payable on such date on the Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of such Note. No reference need be made in any such new Note to any installment or installments of principal previously due and paid upon the Note surrendered for registration of transfer or exchange. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder's attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder's unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses which have been given to the Company of all registered holders of Notes.

11E.    Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of, interest on, and any Make Whole Amount payable with respect to, such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

11F.    Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note (but effective only as of the date made or deemed made pursuant to this Agreement), and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

11G.    Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

11H.    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of an Event of Default or Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by the holders to prohibit (through equitable action or otherwise) the taking of any action by the Company or a Subsidiary which would result in an Event of Default or Default.

11I. Notices. All written communications provided for hereunder (other than communications provided for under paragraph 2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) or electronic mail and (i) if to any Purchaser, addressed as specified for such communications in the Purchaser Schedule attached hereto (in the case of the Series A Notes) or the Purchaser Schedule attached to the applicable Confirmation of Acceptance (in the case of any Shelf Notes) or at such other address as any such Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to it at such address as it shall have specified in writing to the Company or, if any such other holder shall not have so specified an address, then addressed to such holder in care of the last holder of such Note which shall have so specified an address to the Company and (iii) if to the Company, addressed to it at 5401 Virginia Way Brentwood, Tennessee 37027, Attention: John Josten or via electronic delivery to jjosten@tractorsupply.com, or such other address or email address as the Company shall have specified to the holders of the Note in writing. Any communication pursuant to paragraph 2 shall be made by the method specified for such communication in paragraph 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telecopier communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telecopier terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other telecopier terminal as the party receiving the information shall have specified in writing to the party sending such information.

11J.    Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on, or Make Whole Amount payable with respect to, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, then and in such event payment shall be made on the next succeeding Business Day, but shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

11K.    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11L.    Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11M.    Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser, to any holder of Notes or to the Required Holder(s), the determination of such satisfaction unless otherwise provided shall be made by such Purchaser, such holder or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

11N.    Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK IN ACCORDANCE WITH THE PROVISIONS OF §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

11O.    Consent to Jurisdiction; Waiver or Immunities. The Company hereby irrevocably submits to the jurisdiction of any New York state or Federal court sitting in New York in any action or proceeding arising out of or relating to this Agreement, and the Company hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in New York state or Federal court. The Company hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Company agrees and irrevocably consents to the service of any and all process in any such action or proceeding by the mailing, by registered or certified U.S. mail, or by any other means or mail that requires a signed receipt, of copies of such process to the address set forth in paragraph 11I. The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this paragraph 11O shall affect the right of any holder of the Notes to serve legal process in any other manner permitted by law or affect the right of any holder of the Notes to bring any action or proceeding against the Company or its property in the courts of any other jurisdiction. To the extent that the Company has or hereafter may acquire immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this agreement.

11P.    Waiver of Jury Trial. The Company and the holders of the Notes agree to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement, the Notes, or any dealings between them relating to the subject matter of this transaction and the lender/borrower relationship that is being established. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The holders of the Notes and the Company each acknowledge that this waiver is a material inducement to enter into this business relationship, that each has already relied on the waiver in entering into this Agreement, and that each will continue to rely on the waiver in their related future dealings. The holders of the Notes and the Company further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

11Q.    Severalty of Obligations. The sales of Notes to the Purchasers are to be several sales, and the obligations of Prudential and the Purchasers under this Agreement are several obligations. No failure by Prudential or any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Company of any of its obligations hereunder, and neither Prudential nor any Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other such Person hereunder.

11R.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

11S.    Binding Agreement. When this Agreement is executed and delivered by the Company, Prudential and the Series A Purchasers, it shall become a binding agreement among such parties. This Agreement shall also inure to the benefit of each Purchaser which shall have executed and delivered a Confirmation of Acceptance, and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

11T.    Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

11U.    Transaction References. The Company agrees that Prudential Capital Group may (a) refer to its role in establishing the Facility, as well as the identity of the Company and the aggregate principal amount and issue date of the Series A Notes, the maximum aggregate principal amount of the Shelf Notes and the date on which the Facility was established, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (b) display the Company’s corporate logo in conjunction with any such reference, provided that the Company has consented in writing to such use or display, such consent not to be unreasonably withheld or delayed.

11V.    Confidential Information. For the purposes of this paragraph 11V, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under paragraph 5A that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this paragraph 11V, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this paragraph 11V), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this paragraph 11V), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any Guaranty. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this paragraph 11V as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this paragraph 11V. In the event that as a condition to receiving access to any confidential information or other information relating to the Company or its Subsidiaries in connection with this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this paragraph 11V, this paragraph 11V shall govern and supersede any such other confidentiality undertaking.

Please sign the form of acceptance on the enclosed counterpart of this Agreement and return the same to the Company, whereupon this Agreement shall become a binding agreement between the Company and each Purchaser.

[Signature page follows]

Very truly yours,

Tractor Supply Company

By:
Name:
Title:

The foregoing Agreement is
hereby accepted as of the
date first above written.

PGIM, INC.

By:
    Vice President
FARMERS INSURANCE EXCHANGE

By: Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By: Prudential Private Placement Investors, Inc.
(as its General Partner)

By:___________________________________
    Vice President
MID CENTURY INSURANCE COMPANY

By: Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By: Prudential Private Placement Investors, Inc.
(as its General Partner)

By:___________________________________
    Vice President
PENSIONSKASSE DES BUNDES PUBLICA

By: PGIM LIMITED, as Investment Manager,

By: Pricoa Capital Group Limited,
as Sub- Advisor

By:___________________________________
Director
PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

By: PGIM, Inc., as investment manager

By:___________________________________
Vice President
THE GIBRALTAR LIFE INSURANCE CO., LTD.

By: Prudential Investment Management Japan
Co., Ltd., as Investment Manager

By: PGIM, Inc., as Sub-Adviser

By:___________________________________
Vice President
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:___________________________________
Vice President
WILLIAM PENN LIFE INSURANCE COMPANY OF NEW YORK

By: Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By: Prudential Private Placement Investors, Inc.
(as its General Partner)

By:___________________________________
Vice President
ZURICH AMERICAN INSURANCE COMPANY

By: Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By: Prudential Private Placement Investors, Inc.
(as its General Partner)

By:___________________________________
Vice President

[FORM OF PURCHASER SCHEDULE]

EXHIBIT A-1

FORM OF SERIES A NOTE

TRACTOR SUPPLY COMPANY

3.70% SENIOR NOTE, SERIES A, DUE August 14, 2029

No. RA-[__]    PPN 892356 A*7

ORIGINAL PRINCIPAL AMOUNT:
ORIGINAL ISSUE DATE:         August 14, 2017
INTEREST RATE:             3.70%

INTEREST PAYMENT DATES:	August 13 and February 14 of each year, commencing February 14, 2018
FINAL MATURITY DATE:         August 14, 2029

For Value Received, the undersigned, TRACTOR SUPPLY COMPANY (the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] Dollars on the Final Maturity Date specified above (or so much thereof as shall not have been prepaid), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the Interest Rate per annum specified above if no Event of Default has occurred and is continuing, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on the unpaid balance hereof at the Default Rate (as defined in the Note Purchase Agreement referred to below) if an Event of Default has occurred and is continuing, and to the extent permitted by law on any overdue payment of interest and any Make Whole Amount (as defined in the Note Purchase Agreement referred to below), payable at the Default Rate on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make Whole Amount with respect to this Note are to be made in lawful money of the United States of America at such place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (the “Notes”) issued pursuant to the Note Purchase and Private Shelf Agreement, dated as of August 14, 2017 (as from time to time amended, the “Note Purchase Agreement”), among the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make Whole Amount) and with the effect provided in the Note Purchase Agreement.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAW OF SUCH STATE IN ACCORDANCE WITH THE PROVISIONS OF §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

TRACTOR SUPPLY COMPANY

By:
Its:

EXHIBIT A-2

FORM OF SHELF NOTE

TRACTOR SUPPLY COMPANY

[____]% Senior Note, Series ___, Due [__________, ____]

No. [_____]
PPN[______________]
ORIGINAL PRINCIPAL AMOUNT:
ORIGINAL ISSUE DATE:
INTEREST RATE:
INTEREST PAYMENT DATES:
FINAL MATURITY DATE:
PRINCIPAL PREPAYMENT DATES AND AMOUNTS:

For Value Received, the undersigned, TRACTOR SUPPLY COMPANY (the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] Dollars [on the Final Maturity Date specified above (or so much thereof as shall not have been prepaid),] [, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the Interest Rate per annum specified above if no Event of Default has occurred and is continuing, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on the unpaid balance hereof at the Default Rate (as defined in the Note Purchase Agreement referred to below) if an Event of Default has occurred and is continuing, and to the extent permitted by law on any overdue payment of interest and any Make Whole Amount (as defined in the Note Purchase Agreement referred to below), payable at the Default Rate on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make Whole Amount with respect to this Note are to be made in lawful money of the United States of America at such place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (the “Notes”) issued pursuant to the Note Purchase and Private Shelf Agreement, dated as of August 14, 2017 (as from time to time amended, the “Note Purchase Agreement”), among the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make Whole Amount) and with the effect provided in the Note Purchase Agreement.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAW OF SUCH STATE IN ACCORDANCE WITH THE PROVISIONS OF §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

TRACTOR SUPPLY COMPANY

By:______________________________
Name:
Title:

EXHIBIT B

FORM OF FUNDS DELIVERY INSTRUCTION

[Company’s Letterhead]

[List Purchasers]
c/o Prudential Capital Group
1170 Peachtree St., NE
Atlanta, GA 30309

Re: Funds Delivery Instruction/Series A Notes

Ladies and Gentlemen:

As contemplated by paragraph 2 of the Note Purchase and Private Shelf Agreement, dated as of August 14, 2017, among the undersigned, PGIM, Inc., certain of its affiliates and you, the undersigned hereby instructs you to deliver, on the Series A Closing Day, the proceeds of the Series A Notes in the manner required by paragraph 2 to the undersigned’s account identified below:

Account Name:
Account No:
Bank:
Bank City & State:
Bank ABA No:
Reference:
Name and
Phone Number of
Contact at Bank
to pre-clear wires:

This instruction has been executed and delivered by an authorized representative of the undersigned.

Very truly yours,

TRACTOR SUPPLY COMPANY

By:___________________________
Title:

EXHIBIT C

FORM OF REQUEST FOR PURCHASE

TRACTOR SUPPLY COMPANY

Reference is made to the Note Purchase and Private Shelf Agreement (the “Agreement”), dated as of August 14, 2017, between Tractor Supply Company (the “Company”), on the one hand, and PGIM, Inc. (“Prudential”) and each Prudential Affiliate which becomes party thereto, on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.

Pursuant to paragraph 2B(3) of the Agreement, the Company hereby makes the following Request for Purchase:

1.    Aggregate principal amount of
the Shelf Notes covered hereby
(the “Notes”) ................... $_________ Minimum principal amount of $25,000,000.

2.    Individual specifications of the Notes:

Principal Amount	Final Maturity Date	Principal Prepayment Dates and Amounts	Interest Payment Period

[___] in arrears

3.    Use of proceeds of the Notes:

4.    Proposed day for the closing of the purchase and sale of the Notes:

5.    The purchase price of the Notes is to be trans-ferred to:

Name and Address
and ABA Routing        Number of
Number of Bank         Account

6.    To the extent not expressly relating to an earlier date, the Schedules to the Agreement to be updated in connection with the issuance of the Notes are restated in full, in the form attached hereto (the “Updated Schedules”), and marked to show changes from the existing corresponding Schedules to the Credit Agreement.

7.    The Company certifies that (a) the representations and warranties contained in paragraph 8 of the Agreement are true on and as of the date of this Request for Purchase (except for those which expressly relate to an earlier date, in which case such representations and warranties shall have been true on and as of such earlier date) after giving effect to any Updated Schedules and (b) that there exists on the date of this Request for Purchase no Event of Default or Default. Each Guarantor certifies that the representations and warranties contained in Section 5 of the Guaranty are true on and as of the date of this Request for Purchase (except for those which expressly relate to an earlier date, in which case such representations and warranties shall have been true on and as of such earlier date) after giving effect to any Updated Schedules.

Dated:

TRACTOR SUPPLY COMPANY

By:______________________________
Title:

EXHIBIT D

FORM OF CONFIRMATION OF ACCEPTANCE

Reference is made to the Note Purchase and Private Shelf Agreement (the “Agreement”), dated as of August 14, 2017, between Tractor Supply Company (the “Company”), on the one hand, and PGIM, Inc. (“Prudential”) and each Prudential Affiliate which becomes party thereto, on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.

Prudential or the Prudential Affiliate which is named below as a Purchaser of Notes hereby confirms the representations as to such Notes set forth in paragraph 9 of the Agreement, and agrees to be bound by the provisions of paragraphs 2B(5) and 2B(7) of the Agreement relating to the purchase and sale of such Notes and by the provisions of the second sentence of paragraph 11A of the Agreement.

Pursuant to paragraph 2B(5) of the Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:

I.    Accepted Notes: Aggregate principal amount $__________________

(A)    (a) Name of Purchaser:
    (b) Principal amount:
    (c) Final maturity date:
    (d) Principal prepayment dates and amounts:
    (e) Interest rate:
    (f) Interest payment period:        [_______] in arrears
         (g) Payment and notice instructions: As set forth on attached
Purchaser Schedule

(B)    (a) Name of Purchaser:
    (b) Principal amount:
    (c) Final maturity date:
    (d) Principal prepayment dates and amounts:
    (e) Interest rate:
    (f) Interest payment period:        [_______] in arrears
         (g) Payment and notice instructions: As set forth on attached
Purchaser Schedule

[(C), (D)..... same information as above.]

II.    Closing Day:

Dated:
[PGIM, INC.]

By ______________________________
Vice President

[PRUDENTIAL AFFILIATE]

By ______________________________
Vice President

Acknowledged and Agreed:

TRACTOR SUPPLY COMPANY

By:______________________________
Name: ______________________________
Title: _____________________________

EXHIBIT E

[FORM OF OPINION OF COMPANY'S COUNSEL]

[Letterhead of ________________]

[_________ __, ____]

[Names and addresses
of Purchasers]

Ladies and Gentlemen:

We have acted as counsel for Tractor Supply Company (the “Company”) and counsel to Guarantors as well in connection with the Note Purchase and Private Shelf Agreement, dated as of August 14, 2017, among the Company, the Guarantors and you (the “Note Agreement”), pursuant to which the Company has issued to you today its ____% Senior Notes due _____________, ____ in the aggregate principal amount of $___________. Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Note Agreement. This letter is being delivered to you in satisfaction of the condition set forth in paragraph 3A(ii) of the Note Agreement and with the understanding that you are purchasing the Notes in reliance on the opinions expressed herein.

In this connection, we have examined such certificates of public officials, certificates of officers of each of the Company and the Guarantors and copies certified to our satisfaction of corporate documents and records of each of the Company and the Guarantors and of other papers, and have made such other investigations, as we have deemed relevant and necessary as a basis for our opinion hereinafter set forth. We have relied upon such certificates of public officials and of officers of each of the Company and the Guarantors with respect to the accuracy of material factual matters contained therein which were not independently established. With respect to the opinion expressed in paragraph 3 below, we have also relied upon the representation made by each of you in paragraph 9A of the Note Agreement.

Based on the foregoing and upon such investigation as we have deemed necessary, it is our opinion that:

1.    The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware. The Company and its Subsidiaries have the corporate power to carry on their respective businesses as now being conducted. The Company has the corporate power to enter into the Agreement and perform its obligations under the Agreement and the Notes.

2.    The Note Agreement, the Guaranty and the Notes have been duly authorized by all requisite corporate action and duly executed and delivered by authorized officers of each of the Company and the Guarantors, and are valid obligations of each of the Company and the Guarantors, legally binding upon and enforceable against each of the Company and the Guarantors in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.    It is not necessary in connection with the offering, issuance, sale and delivery of the Notes under the circumstances contemplated by the Note Agreement to register the Notes under the Securities Act or to qualify an indenture in respect of the Notes under the Trust Indenture Act of 1939, as amended.

4.    The extension, arranging and obtaining of the credit represented by the Notes do not result in any violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

5.    The execution and delivery of the Note Agreement, Guaranty and the Notes, the offering, issuance and sale of the Notes and fulfillment of and compliance with the respective provisions of the Note Agreement, Guaranty and the Notes do not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company, Guarantors or any of their respective Subsidiaries pursuant to, or require any authorization, consent, approval, exemption or other action by or notice to or filing with any court, administrative or governmental body or other Person (other than routine filings after the date hereof with the Securities and Exchange Commission and/or state Blue Sky authorities) pursuant to, the charter or by-laws of the Company, Guarantors or any of their respective Subsidiaries, any applicable law (including any securities or Blue Sky law), statute, rule or regulation or (insofar as is known to us after having made due inquiry with respect thereto) any agreement, instrument, order, judgment or decree to which the Company, Guarantors or any of their respective Subsidiaries is a party or otherwise subject.

Very truly yours,

EXHIBIT 5A(iii)

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

TO:	PGIM, Inc. (“Prudential”), the Purchasers and each Prudential Affiliate which becomes bound under the Note Agreement (as defined below)

RE:
Note Purchase and Private Shelf Agreement dated as of August 14, 2017 among Tractor Supply Company (the “Company”), Prudential, and the Purchasers party thereto (as the same may be amended, modified, extended or restated from time to time, the “Note Agreement”; all capitalized terms used herein and not otherwise defined shall have the meanings provided in the Note Agreement)

DATE:     __________ __, _____

Pursuant to the terms of the Note Agreement, I_____________________________,
[Chief Financial Officer] of the Company hereby certify on behalf of the Company that the statements below are accurate and complete in all respects:

(a)No Default or Event of Default exists under the Note Agreement, except as indicated on a separate page attached hereto, together with an explanation of the action taken or proposed to be taken with respect thereto.

(b)The [quarterly/annual] financial statements for the fiscal [quarter/year] ended which accompany this certificate fairly present in all material respects the financial condition of the Consolidated Parties as of such date and have been prepared in accordance with GAAP.

(c)Attached hereto as Schedule 1 are calculations (calculated as of the date of the financial statements referred to in paragraph (b) above) demonstrating compliance by the Credit Parties with the financial covenants contained in paragraph 5K of the Note Agreement.

TRACTOR SUPPLY COMPANY, a Delaware corporation

By:_________________________________
Name:______________________________
Title: _______________________________

SCHEDULE 1
TO OFFICER’S COMPLIANCE CERTIFICATE

EXHIBIT 5L
FORM OF GUARANTOR JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of ___________, 20___, is entered into between _______________, a _____________ (the “New Subsidiary”) and the Guaranteed Parties (as defined below) under that certain Guaranty Agreement, dated as of August 14, 2017, executed by Tractor Supply Co. of Michigan, LLC, a Michigan limited liability company (“Michigan Tractor Supply”) and Tractor Supply Co. of Texas, a Texas limited partnership (“Texas Tractor Supply”, and together with Michigan Tractor Supply, collectively, the “Guarantors”), to guaranty the obligations of Tractor Supply Company, a Delaware corporation (“the Company”) under that certain Note Purchase and Private Shelf Agreement, dated as of August 14, 2017 (as the same may be amended, modified, extended or restated from time to time, the “Note Agreement”), among the Company, PGIM, Inc. (“Prudential”) and the Purchasers of the Notes (Prudential, the Purchasers and their respective successors and assigns, collectively the “Guaranteed Parties”). All capitalized terms used herein and not otherwise defined shall have the meanings provided in the Note Agreement.
The New Subsidiary and the Guaranteed Parties hereby agree as follows:

1.The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Credit Party under the Note Agreement and a “Guarantor” for all purposes of the Note Agreement and the Guaranty and shall have all of the obligations of a Guarantor under the Guaranty as if it had executed the Guaranty. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Guaranty, including without limitation (a) all of the representations and warranties set forth in paragraphs 8A through 8Y of the Note Agreement as incorporated in the Guaranty by reference as if fully stated therein, (b) all of the covenants set forth in paragraphs 5A through 5O and paragraphs 6A through 6Q of the Note Agreements as incorporated in the Guaranty by reference as if fully stated therein and (c) all of the guaranty obligations, terms, provisions and conditions set forth in the Guaranty. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby guarantees, jointly and severally with the other Guarantors, to the Guaranteed Parties, as provided in the Guaranty, the prompt payment of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Credit Party Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the New Subsidiary will, jointly and severally together with the other Guarantors, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Credit Party Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal. The New Subsidiary hereby represents and warrants to the Guaranteed Parties that set forth on Schedule A attached hereto is a complete and accurate list of all Subsidiaries of the New Subsidiary. Schedule 8L of the Note Agreement is hereby deemed amended to include the information on Schedule A attached hereto.

2.The New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such documents and instruments as requested by the Guaranteed Parties in accordance with paragraph 5L of the Note Agreement.

3.The address of the New Subsidiary for purposes of paragraph 11I of the Note Agreement is as follows:

4.The New Subsidiary hereby waives acceptance by the Guaranteed Parties of the Guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

5.This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

6.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Guaranteed Parties have caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:______________________
Name:___________________
Title:____________________

Acknowledged and accepted:

[GUARANTEED PARTIES]

By:______________________
Name:___________________
Title:____________________